Exhibit 10.1

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. IN ADDITION, CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MASTER REPURCHASE and securities contract AGREEMENT

among

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,

As Administrative Agent,

THE FINANCIAL INSTITUTIONS PARTY HERETO

as Buyers,

and

FCR MS Seller LLC

as Seller

1.	Applicability	4
2.	Definitions	4
3.	Initiation; Confirmation; Termination; Fees	31
4.	Mandatory Payment or Delivery of Additional Assets	45
5.	Income Payments and Principal Payments	47
6.	Security Interest	48
7.	Payment, Transfer and Custody	50
8.	Certain Rights of ADMINISTRATIVE AGENT, ON BEHALF OF Buyers, with respect to the Purchased Assets	53
9.	Extension of Facility Termination Date	53
10.	Representations	54
11.	Negative Covenants of Seller	59
12.	Affirmative Covenants of Seller	60
13.	Single-Purpose Entity	66
14.	Events of Default; Remedies	67
15.	Single Agreement	72
16.	Notices and Other Communications	72
17.	Non-Assignability	73
18.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; ETC.	75
19.	No Reliance; Disclaimers	76
20.	Indemnity and Expenses	77
21.	Due Diligence	78
22.	Servicing	79
23.	Treatment for Tax Purposes	80
24.	Intent	80
25.	Disclosure Relating to Certain Federal Protections	82
26.	Setoff Rights	82
27.	Administrative agent	83
28.	Miscellaneous	85

Schedules
Schedule 1	Prohibited Transferees
Schedule 2	Purchased Asset Documents
Exhibits
Exhibit I	Form of Confirmation
Exhibit II-1	Form of Power of Attorney to Administrative Agent, on Behalf of Buyers,
Exhibit II-2	Form of Power of Attorney to Seller
Exhibit III-1	Representations and Warranties Regarding the Purchased Assets
EXHIBIT III-2	Representations and Warranties Regarding Each Purchased Asset That Is a Mezzanine Loan
Exhibit IV	Form of Bailee Agreement
Exhibit V	Authorized Representatives of Seller
EXHIBIT VI	Form of Financial Covenant Compliance Certificate
Annexes
Annex I	Notice Instructions
Annex II	Wiring Instructions

3

MASTER REPURCHASE and securities contract AGREEMENT

This Master Repurchase and Securities Contract Agreement (this “Agreement”) is dated as of July 24, 2025, and is made by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company (“MSMCH”), as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) for MORGAN STANLEY BANK, N.A., a national banking association (“MSBNA”), and such other financial institutions from time to time party hereto as buyers (MSBNA, together with its successors and assigns, and together with such other financial institutions from time to time party hereto and their respective successors and assigns, collectively “Buyers” and individually, each a “Buyer”) and FCR MS Seller LLC, a Delaware limited liability company, as seller (“Seller”).

1.
Applicability

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Administrative Agent, on behalf of Buyers, one or more Eligible Assets, on a servicing-released basis, against the transfer of funds by Buyers with a simultaneous agreement by Administrative Agent, on behalf of Buyers, to transfer to Seller such Eligible Assets at a date certain (or such earlier date in accordance with the terms hereof) against the transfer of funds by Seller to Administrative Agent, on behalf of Buyers. Each such transaction involving the transfer of an Eligible Asset from Seller to Administrative Agent, on behalf of Buyers, shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.
Definitions

Capitalized terms in this Agreement shall have the respective meanings set forth below:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“AB Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior and subordinate Mortgage Notes.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Acceptable Attorney” shall mean Sidley Austin LLP, King & Spalding LLP, Arnall Golden Gregory LLP, Kramer Levin Naftalis & Frankel LLP, Paul Hastings LLP, Kirkland & Ellis LLP, Taft Law, Polsinelli, Morrison Foerster LLP, Farrell Fritz, P.C., Tarter Krinsky & Drogin LLP, Westerman Ball Ederer Miller Zucker & Sharfstein LLP, Norris McLaughlin, P.A., Davidoff Hutcher & Citron LLP, Gibson, Dunn & Crutcher LLP and Thompson Coburn LLP or any other attorney-at-law, law firm or national title insurance company acceptable to Buyer in its sole discretion.

“Act of Insolvency” shall mean, with respect to any Person: (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission by such Person in writing or in a legal proceeding of the inability of such Person to pay its debts or discharge its obligations generally as they become due or mature, (g) the failure by such Person generally to pay its debts as they become due, (h) the taking of any action by any Governmental Authority or agency or any Person, agency or entity acting or purporting to act under Governmental Authority to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person, or (i) the taking of action by such Person in furtherance of any of the foregoing.

“Additional Mandatory Early Repurchase Extension Period” shall have the meaning specified in Section 3(i)(ii) of this Agreement.

“Administrative Agent” shall have the meaning assigned thereto in the introductory paragraph hereto.

“Affiliate” shall mean, (i) when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person and (ii) with respect to Seller, any “affiliate” of Seller as such term is defined in the Bankruptcy Code. Notwithstanding the foregoing, Mubadala and members of the Mubadala Group shall not be deemed Affiliates of Fortress, Fortress Funds, Borrower, Pledgor or of any of its or their Affiliates. As used in this definition, “Mubadala” means Mubadala Investment Company PJSC, and “Mubadala Group” means any Person controlling, controlled by or under common control with Mubadala and any other direct or indirect owner of Fortress, that is not also controlled by Fortress.

“Affiliated Hedge Counterparty” shall mean Morgan Stanley Bank, N.A., or any other Buyer, or any Affiliate of Morgan Stanley Bank, N.A., or any other Buyer, in each case, in its capacity as a party to any Hedging Transaction with Seller.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Purchased Assets outstanding as of such date.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Allocated Cash” shall mean, for any Person, any amount of cash or borrowing capacity of such Person, which as of the date of the related Payment Extension Certificate (a) has been (i) encumbered with a prior lien or claim, (ii) contractually required to be set aside, (iii) allocated for another payment or performance obligation, or (iv) reserved by such Person in good faith, and consistent with such Person’s accounting, cash management, capital and treasury policies in procedures in effect from time-to-time; and/or (b) is not otherwise available for immediate and general use by such Person.

“Applicable Account” shall mean (i) prior to the Blocked Account Establishment Date, the account of the Administrative Agent, on behalf Buyers, set forth on Annex II to this Agreement and (ii) from and after Blocked Account Establishment Date, the Blocked Account.

“Applicable Spread” shall have the meaning specified in the Fee Letter.

“Appraisal” shall mean an appraisal of any Eligible Property prepared by a licensed Independent Appraiser approved by Administrative Agent, on behalf of Buyers, in its reasonable discretion, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal.

“Approved Property Manager” shall mean, with respect to any REO Asset, a property manager appointed by Seller, and approved by Administrative Agent in its reasonable discretion, to manage the related REO Property pursuant to a property management agreement.

“Asset Base Component” shall mean, as of any date of determination, with respect to each Purchased Asset, the product of (a) its Market Value, multiplied by (b) the Maximum Purchase Percentage applicable to such Purchased Asset as of such date.

“Assignment of Leases” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Asset.

“Assignment of Mortgage” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms of this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark or payment period for price differential calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Pricing Period pursuant to this Agreement as of such date.

“Bailee” shall mean such third party or Acceptable Attorney as Administrative Agent, on behalf of Buyers, and Seller shall mutually approve in their sole discretion.

“Bailee Agreement” shall mean a Bailee Agreement among Seller, Administrative Agent, on behalf of Buyers, and Bailee in the form of Exhibit IV hereto.

“Bailee Delivery Failure” shall have the meaning specified in any Bailee Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified or replaced from time to time.

“Benchmark” shall mean, initially Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent such Benchmark Replacement has replaced such Benchmark pursuant to Article 3(l).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent, on behalf of Buyers, on the applicable Benchmark Replacement Date:

(1)
the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by the Administrative Agent, on behalf of Buyers, to be the then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for the applicable loan market and (b) the applicable Benchmark Replacement Adjustment;
(2)
the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(3)
the sum of: (a) the alternate rate of interest that has been selected by Administrative Agent, on behalf of Buyers, as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for Dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean the first alternative set forth in the order below that can be determined by Administrative Agent, on behalf of Buyers, as of the Benchmark Replacement Date:

(1)
the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent, on behalf of Buyers, giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Pricing Period,” timing and frequency of determining rates and making payments of price differential, timing of Transaction requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent, on behalf of Buyers, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent, on behalf of Buyers, in a manner substantially consistent with market practice (or, if Administrative Agent, on behalf of Buyers, decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent, on behalf of Buyers, determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent, on behalf of Buyers, determines is reasonably necessary in connection with the administration of this Agreement.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark or if the then current Benchmark is Term SOFR, with respect to the Term SOFR Reference Rate:

(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)
in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Blocked Account” shall have the meaning specified in Section 5(a) of this Agreement.

“Blocked Account Agreement” shall mean a deposit account control agreement to be entered into on or after the date hereof, executed by Administrative Agent, on behalf of Buyers, Seller and the Depository Bank (and any successor thereto or replacement thereof executed by Administrative Agent, on behalf of Buyers, Seller and the Depository Bank), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Blocked Account Establishment Date” shall have the meaning specified in Section 5(a) of this Agreement.

“Business Day” shall mean any day other than (i) a Saturday or Sunday and (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, Custodian or Administrative Agent, on behalf of Buyers, is authorized or obligated by law or executive order to be closed.

“Buyer(s)” shall have the meaning set forth in the introductory paragraph hereto.

“Buyer’s Look-Through LTV” shall mean, with respect to any Purchased Asset, on any date of determination, a percentage equal to the quotient of (i) the outstanding Purchase Price of such Purchased Asset, divided by (ii) to the aggregate “as-is” market value of such Eligible Property or Properties as determined by Administrative Agent, on behalf of Buyers, in its sole discretion, exercised in good faith.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership or other equivalent interests in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States and (b) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case maturing within ninety (90) days after such date.

“Cause” shall mean, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, the Independent Director’s duties with respect to Seller’s obligations under this Agreement, (ii) such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meets the definition of Independent Director, as that term is defined in this Section 2.

“Change of Control” shall mean the occurrence of any of the following:

(i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 50% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors or such “person” or “group” obtains Control of the Guarantor;

(ii) Manager or an Affiliate of Manager shall cease to act as the investment advisor of Guarantor,

(iii) Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of the outstanding Capital Stock of (x) FCR CRE Holdco LLC, (y) FCR CRE MS Holdco LLC and (z) Pledgor;

(iv) Pledgor shall cease to directly own and control, of record and beneficially, , one hundred percent (100%) of each class of the outstanding Capital Stock of Seller; or

(v) a Transfer, whether directly or indirectly through its direct or indirect Subsidiaries, of all or substantially all of Seller’s, Pledgor’s or Guarantor’s assets (excluding any Transfer in connection with any securitization transaction or repurchase or other similar transaction in the ordinary course of Seller’s, Pledgor’s or Guarantor’s business).

“Closing Date” means July 24, 2025.

“Co-Buyer Agreement” shall mean, collectively, (i) any co-buyer agreements entered into among Administrative Agent and one or more Buyers in connection with the Transactions and the Transaction Documents and (ii) any participation agreements entered into among Administrative Agent, one or more Buyers and any Participants in connection with the Transactions and the Transaction Documents, as each may be amended, modified and/or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Period” shall mean, with respect to the Remittance Date in any month, the period beginning on the Remittance Date in the preceding month (or in the case of the first Remittance Date, the Closing Date) to and including the calendar day immediately preceding such Remittance Date.

“Committed Future Advance Purchased Asset” shall mean, a Purchased Asset indicated as a “Committed Future Advance Purchased Asset” on the applicable Confirmation.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Period or compounded in advance) being established by Administrative Agent, on behalf of Buyers, in accordance with:

(1)
the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)
if, and to the extent that, the Administrative Agent, on behalf of Buyers, determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by Administrative Agent, on behalf of Lenders, giving due consideration to any industry-accepted market practice for similar Dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Concentration Limit” shall mean, (a) with respect to any New Asset, the Purchase Price of such New Asset does not exceed forty percent (40%) of the Facility Amount and/or (b) the aggregate Purchase Price, together with the aggregate unfunded Future Advance Purchases that Administrative Agent, on behalf of Buyers, has agreed to make subject to satisfaction of the conditions set forth in the applicable Confirmation with respect to such Purchased Assets, of all Purchased Assets that are secured by hospitality properties, shall not to exceed thirty-five percent (35%) of the Facility Amount (or such higher limit as may be approved by Administrative Agent in its sole discretion).

“Confirmation” means, a written confirmation from Administrative Agent, on behalf of Buyers, to Seller, executed by Administrative Agent, on behalf of Buyers, and acknowledged by Seller, of Buyers’ Final Approval to purchase a Purchased Asset, substantially in the form attached hereto as Exhibit I.

“Control” shall mean, with respect to any Person, the possession of the direct or indirect power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controlled” and “under common Control” have correlative meanings.

“Conversion” or “Convert” or “Converted” shall mean, with respect to a Purchased Asset, the conversion of the Mortgaged Property securing the Purchased Asset into REO Property, whether by means of foreclosure, deed-in-lieu of foreclosure, secured party sale with respect to the ownership interests in the Mortgagor under the UCC, acceptance of the ownership interests in the Mortgagor in full or partial satisfaction of debt under the UCC, or otherwise.

“Conversion Conditions” shall mean Seller’s satisfaction the conditions set forth in Section 3(x) hereof.

“Conversion Date” shall mean the effective date of the Conversion.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or a price differential payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Custodial Agreement” shall mean that certain Custodial Agreement, dated as of the date hereof, entered into by and among Custodian, Seller and Administrative Agent, on behalf of Buyers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” shall mean U.S. Bank, National Association, or any successor custodian appointed by Administrative Agent, on behalf of Buyers, and reasonably acceptable to Seller, or appointed by Administrative Agent, on behalf of Buyers, in its sole discretion during the continuance of an Event of Default.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by Administrative Agent, on behalf of Buyers, in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided that, if Administrative Agent, on behalf of Buyers, decides that any such convention is not administratively feasible, then the Administrative Agent, on behalf of Buyers, may establish another convention in its reasonable discretion.

“Debt Yield Ratio” shall mean, with respect to any Eligible Property or Properties directly or indirectly securing a New Asset, the quotient (expressed as a percentage) of (i) net operating income for the trailing 12-month period for the most recently ended fiscal quarter, divided by (ii) the total amount of indebtedness secured directly or indirectly by such Eligible Property or Properties that are senior to or pari passu with such New Asset.

“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset as to which

(i) there is a breach beyond any applicable notice and cure period of a representation or warranty by Seller under Exhibit III-1 attached hereto (without regard to any knowledge qualifier therein), except to the extent disclosed in an Exception Report approved in writing by Administrative Agent, on behalf of Buyers,

(ii) a default (including at maturity) has occurred and is continuing beyond any applicable notice and cure period under the related Purchased Asset Documents in the payment when due of any scheduled payment of interest or principal or any other amounts due under the Purchased Asset Documents,

(iii) the occurrence and continuance of any other “event of default” as defined under the related Purchased Asset Documents,

(iv) to the extent that the related Transaction is deemed to be a loan under federal, state or local law, Administrative Agent, on behalf of Buyers, ceases to have a first priority perfected security interest in the related Purchased Asset,

(v) a Significant Modification has been made without the consent of Administrative Agent, on behalf of Buyers, pursuant to this Agreement,

(vi) the related Purchased Asset File or any portion thereof is subject to a continuing Bailee Delivery Failure or has been released from the possession of Custodian under the Custodial Agreement to anyone other than Administrative Agent, on behalf of Buyers, or any Affiliate of Administrative Agent, on behalf of Buyers, except in accordance with the terms of the Custodial Agreement, or

(vii) upon the occurrence of any Act of Insolvency with respect to any co-participant that is the controlling holder, record holder or acts as administrative agent or paying agent (or serves in a similar capacity) in respect to such Purchased Asset or any related Mortgaged Property that is senior to, or pari passu with, in right of payment or priority with the rights of Administrative Agent, on behalf of Buyers, in such Purchased Asset.

For the avoidance of doubt, after the Conversion of any Purchased Asset to an REO Asset in accordance with the terms and conditions of this Agreement, such Purchased Asset shall no longer be a “Defaulted Asset”.

“Depository Bank” shall mean U.S. Bank, National Association, or any successor depository bank appointed by Administrative Agent, on behalf of Buyers, and reasonably acceptable to Seller, or appointed by Administrative Agent, on behalf of Buyers, in its sole discretion during the continuance of an Event of Default.

“Diligence Fees” shall mean actual, out of pocket, third party fees, costs and expenses payable by Seller to Administrative Agent and Buyers, in respect of Administrative Agent and Buyers’ actual, out of pocket, third party fees, costs and expenses (other than legal expenses) incurred in connection with its review of the Diligence Materials hereunder and Administrative Agent and Buyers’ continuing due diligence reviews of Purchased Assets pursuant to Section 21 or otherwise hereunder.

“Diligence Materials” shall mean, with respect to any New Asset, the related Preliminary Due Diligence Package together with the related Supplemental Due Diligence Package.

“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division pursuant to, or as permitted by, §18-217 of the Delaware Limited Liability Company Act.

“Dollars” and the sign “$” shall mean lawful currency of the United States of America.

“Early Repurchase Date” shall have the meaning specified in Section 3(i)(i) of this Agreement.

“Electronic Signature” shall have the meaning specified in Section 28(f) of this Agreement.

“Eligible Assets” shall mean (i) performing Mortgage Loans, Mezzanine Loans and Participation Interests (A) acceptable to Administrative Agent, on behalf of Buyers, in the exercise of its sole discretion as of the related Purchase Date, (B) secured directly by an Eligible Property, (C) which have a term equal to or less than ten (10) years (assuming exercise of all extension options), (D) as to which the applicable representations and warranties set forth in Exhibit III are true and correct as of the applicable Purchase Date unless otherwise disclosed in the Exception Report delivered to Administrative Agent on or prior to such Purchase Date, (E) that have a maximum LTV not in excess of eighty percent (80%), (F) that have an original principal balance of not less than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), (G) that is not and, to Seller’s Knowledge, will not be a Defaulted Asset and (H) that are not subject to restrictions on transfer of lender’s interest therein, (ii) REO Assets (if any) and (iii) such other commercial real estate debt instruments (including, without limitation and for the avoidance of doubt, Mezzanine Loans); in each case, acceptable to Administrative Agent, on behalf of Buyers, in its sole discretion on a case-by-case basis.

“Eligible Property” shall mean a property that is a multifamily, office, retail, industrial, hospitality, senior housing, student housing, build to rent housing and self-storage property (or combinations thereof) or such other property type acceptable to Administrative Agent in the exercise of its sole discretion.

“Environmental Law” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42

U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, or the use, handling, discharge, disposal or release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory clause thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in (i) Section 414(b) or (c) of the Code or Section 4001(b) of ERISA of which Seller is a member at any relevant time or (ii) solely for purposes of the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Erroneous Payment Recipient” shall have the meaning specified in Section 27(c) hereof.

“Event of Default” shall have the meaning specified in Section 14(a).

“Exception Report” shall have the meaning specified in Section 3(c)(viii).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of any Recipient being organized under the laws of, or having its principal office or the office from which it books the Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Buyer, withholding Taxes imposed on amounts payable to or for the account of such Buyer pursuant to a law in effect as of the date on which such Person (i) becomes a party to this Agreement or (ii) changes the office from which it books the Transactions, except in each case to the extent that pursuant to Section 3(p) or Section 3(r) amounts with respect to such taxes were payable either to such Person’s assignor immediately before such Person became a party to this Agreement or to such Person immediately before it changed the office from which it books the Transaction, (c) Taxes attributable to any Recipient’s failure to comply with Section 3(r) of this Agreement and (d) any withholding Taxes imposed under FATCA.

“Executive Order 13224” shall mean Executive Order 13224 “On Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, effective September 24, 2001.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extension Term” shall have the meaning specified in Section 9(a) of this Agreement.

“Facility Amount” shall mean Two Hundred and Fifty Million and No/100 Dollars ($250,000,000.00).

“Facility Termination Date” shall mean July 24, 2029, as the same may be extended in accordance with Section 9(a) of this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law or fiscal or regulatory legislation, rule or practice adopted pursuant to any intergovernmental agreement implementing such Sections of the Code.

“FATF” shall mean the Financial Action Task Force on Money Laundering.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDICIA” shall mean Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve Bank of New York arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by Administrative Agent in its sole discretion.

“Fee Letter” shall mean that certain letter agreement, dated the date hereof, between Administrative Agent, on behalf of Buyers, and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“Final Approval” shall have the meaning specified in Section 3(c) of this Agreement.

“Financial Covenant Compliance Certificate” shall mean an Officer’s Certificate confirming that as of the fiscal quarter most recently ended, Guarantor shall satisfy the financial covenants set forth in Section 9 of the Guaranty, in the form attached hereto as Exhibit VI.

“First Mortgage A-Note” shall mean (i) a senior Mortgage Note in an AB Mortgage Loan or (ii) a senior controlling pari passu Mortgage Note in a Split Mortgage Loan.

“Floor” means zero basis points (0%).

“Fortress” shall mean Fortress Investment Group LLC.

“Fortress Funds” shall mean, individually and collectively, as the context may require, Guarantor and any other funds, managed accounts or other Persons managed directly or indirectly by Fortress, or any combination of the foregoing.

“Future Advance Asset” shall mean any Purchased Asset with respect to which there exists a continuing obligation on the part of the holder of such Purchased Asset, pursuant to the terms and conditions of the Purchased Asset Documents, to provide additional funding to the Mortgagor.

“Future Advance Purchase” shall have the meaning specified in Section 3(h) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“GLB Act” shall have the meaning specified in Section 28(b) hereof.

“GLB Indemnified Party” shall have the meaning specified in Section 28(b) hereof.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Fortress Credit Realty Income Trust, a Maryland statutory trust, together with its permitted successors and assigns.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, made by Guarantor in favor of Administrative Agent, on behalf of Buyers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage‑related securities, futures contract (including currency futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller, or by the underlying obligor with respect to any Purchased Asset and pledged to Seller as collateral for such Purchased Asset, with one or more counterparties that is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty or, with respect to any Hedging Transaction pledged to Seller as additional collateral for a Purchased Asset, complies with such other rating requirement applicable to such Hedging Transaction set forth in the related Purchased Asset Documents or which is otherwise acceptable to Administrative Agent, on behalf of Buyers; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to any such Hedging Transactions for the benefit of any Person other than Administrative Agent, on behalf of Buyers.

“Income” shall mean, with respect to any Purchased Asset at any time, any payment or other cash distribution thereon of principal, interest, dividends, fees, reimbursements or proceeds thereof (including sales proceeds) or other cash distributions thereon (including casualty or condemnation proceeds).

“Indebtedness” shall mean, for any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) Capital Lease Obligations of such Person; (vi) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (vii) Indebtedness of others Guaranteed by such Person; (viii) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (ix) Indebtedness of general partnerships of which such Person is a general partner or of which such Person is secondarily on contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness, to supply or advance sums or otherwise; and (x) all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

“Indemnified Amounts” shall have the meaning specified in Section 20(a) of this Agreement.

“Indemnified Parties” shall have the meaning specified in Section 20(a) of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Eligible Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years’ experience in the subject property type.

“Independent Director” shall mean, with respect to any corporation or limited liability company, an individual who: (a) is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Administrative Agent, on behalf of Buyers, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors and other corporate services in the ordinary course of its business; (b) is duly appointed as a member of the board of directors of such corporation or as an independent manager, member of the board of managers, or special member of such limited liability company; and (c) is not, and has never been, and will not while serving as Independent Director be (i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than an affiliate that is not in the direct chain of ownership of such corporation or limited liability company and that is a Single-Purpose Entity; provided that the fees such individual earns from serving as an Independent Director of such affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year); (ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clauses (i) or (ii) above.

“Initial Mandatory Early Repurchase Extension Period” shall have the meaning specified in Section 3(i)(ii) of this Agreement.

“Insolvency Law” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insured Closing Letter and Escrow Instructions” shall mean a letter addressed to Seller and Administrative Agent, on behalf of Buyers, from the title insurance underwriter (or any agent thereof) acting as an agent for each Table Funded Purchased Asset and related escrow instructions, which letter and instructions shall be in form and substance reasonably acceptable to Administrative Agent and Seller.

“Last Endorsee” shall have the meaning specified in Schedule 2 of this Agreement.

“LTV” shall mean, with respect to any Eligible Asset, the ratio of the aggregate outstanding debt (which shall include such Eligible Asset and all debt senior to or pari passu with such Eligible Asset) secured, directly or indirectly, by the related Eligible Property or Properties, to the aggregate “as-is” market value of such Eligible Property or Properties as determined by Administrative Agent, on behalf of Buyers, in its sole discretion, exercised in good faith.

“Manager” shall mean FCR Advisors LLC, a Delaware limited liability company.

“Mandatory Early Repurchase Date” shall have the meaning specified in Section 3(i)(ii) of this Agreement.

“Margin Credit Event” shall mean, with respect to any Purchased Asset, the date upon which a material and adverse event relative to Buyer’s initial underwriting (or the most recent determination of Market Value resulting from a Margin Credit Event related to the Purchased Asset) has occurred as determined by Buyer in its ordinary course relative to the performance or condition of (i) the relevant Mortgaged Property, (ii) the Mortgagor (or its sponsor(s)) in relation to such Purchased Asset or (iii) the commercial real estate sub-market in the relevant jurisdiction relating to the relevant Mortgaged Property, taken in the aggregate (excluding for any reason relating to fluctuations in current interest rates, interest rate spreads and credit spreads), exist with respect to such Purchased Asset as determined by Administrative Agent in its sole discretion, exercised in good faith. No Margin Credit Event shall be deemed to have occurred solely based on any disruption in the commercial mortgage-backed securities markets, capital markets or credit markets or any other event that, in each case, solely results in the increase or decrease of interest rate spreads or other similar benchmarks (including U.S. Treasuries, interest rates swaps, Term SOFR or any other rate).

“Margin Cure Amount” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Deficit” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Deficit Notice” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Excess” shall have the meaning specified in Section 4(b) of this Agreement.

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value of such Purchased Asset on such date, as determined by Administrative Agent in its sole good faith discretion, which determination shall be conclusive absent manifest error.

“Material Adverse Effect” shall mean a material adverse effect on (i) the property, business, operations, financial condition or credit quality of Guarantor, Pledgor and/or Seller, (ii) the ability of the Guarantor, Pledgor or Seller to perform its obligations under any of the Transaction Documents to which it is party, (iii) the validity or enforceability of any the Transaction Documents or (iv) the rights and remedies of Buyers under any of the Transaction Documents.

“Maximum Asset Exposure Threshold” shall mean, the Maximum Purchase Percentage, multiplied by the LTV of such Eligible Asset shall not exceed (i) with respect to any Purchased Asset that is secured by an Eligible Property that is multifamily property, student housing and senior housing, sixty-four percent (64%) and (ii) with respect to any Purchased Asset that is secured by any other type of Eligible Property, sixty percent (60%), in each case, unless otherwise permitted by Administrative Agent, on behalf of Buyers, in its sole discretion.

“Maximum Defaulted Asset/REO Limit” shall mean at any time the aggregate combined Purchase Price of all Defaulted Assets and REO Assets is equal to or exceeds twenty percent (20%) of aggregate combined Purchase Price of all Purchased Assets subject to Transactions.

“Maximum Defaulted Asset/REO Limit Notice” shall have the meaning specified in Section 4(c) of this Agreement.

“Maximum Portfolio Exposure Threshold” shall mean, beginning on the six-month anniversary from the date hereof, that the product of (i) the actual weighted-average aggregate Purchase Percentage of all Purchased Assets, multiplied by (ii) the weighted average LTV for all Purchased Assets does not exceed fifty-seven and one-half percent (57.5%), unless otherwise permitted by Administrative Agent, on behalf of Buyers, in its sole discretion.

“Maximum Purchase Percentage” shall mean, with respect to any Purchased Asset, eighty percent (80.0%) (or as otherwise specified in the applicable Confirmation).

“Mezzanine Borrower” shall mean, with respect to any Mezzanine Loan, the obligor on the related Mezzanine Note, the pledgor under the related Mezzanine Pledge Agreement, and the owner of the related Capital Stock.

“Mezzanine Loan” shall mean a performing mezzanine loan secured by pledges of one hundred percent (100%) of the Capital Stock of the Mortgagor under a related Mortgage Loan which is a Purchased Asset.

“Mezzanine Loan Repurchase Assets” shall have the meaning specified in Section 6(f) hereof.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.

“Mezzanine Pledge Agreement” shall mean, with respect to any Purchased Asset that is a Mezzanine Loan, the pledge and security agreement creating a valid and enforceable lien on the related Capital Stock.

“Monthly Statement” shall mean, for each calendar month during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, reconciliation in arrears of beginning balances, interest and principal paid to date and ending balances for each Purchased Asset, together with a written report describing (i) any developments or events with respect to such Purchased Asset since the prior Monthly Statement that are reasonably likely to have a Material Adverse Effect, (ii) any Defaults, (iii) any and all written modifications to any Purchased Asset Documents since the prior Monthly Statement, (iv) loan status, collection performance and any delinquency and loss experience with respect to each Purchased Asset, (v) an update as to the expected disposition or sale of the Purchased Assets, (vi) notice of any known material litigation or regulatory actions filed against Seller, Guarantor, or in respect of any Purchased Asset, (vii) notice of any breach of the representations and warranties made by Seller in connection with each of the Purchased Assets, and (viii) such other information as Administrative Agent, on behalf of Buyers, may reasonably request with respect to Seller, any Purchased Asset, Mortgagor or Mortgaged Property.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first lien on or a first priority ownership interest in a Mortgaged Property.

“Mortgage Loan” shall mean (i) a whole commercial mortgage loan or (ii) a First Mortgage A-Note, in each case secured by a Mortgage and evidenced by a Mortgage Note and all other Purchased Asset Documents, all right, title and interest of Seller in and to any Mortgaged Property covered by the related Mortgage and all related Servicing Rights.

“Mortgage Note” shall mean (a) with respect to a Mortgage, a note or other evidence of indebtedness of a Mortgagor secured by such Mortgage and (b) with respect to a Participation Interest, a Participation Certificate evidencing such Participation Interest.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the real property or properties securing repayment of the debt evidenced by a Mortgage Note (or Mortgage Notes, in the case of an AB Mortgage Loan or Split Mortgage Loan) and (b) a Mezzanine Loan, the real property or properties owned by the Person the Capital Stock of which is pledged as collateral for such Mezzanine Loan.

“Mortgagor” shall mean, in the case of (a) a Mortgage Loan, the obligor on a Mortgage Note, the grantor of the related Mortgage and the owner of the related Mortgaged Property and (b) a Mezzanine Loan, the obligor on any applicable Mezzanine Note.

“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Administrative Agent, on behalf of Buyers, pursuant to a Transaction.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean, as to any Person, a certificate of a duly appointed officer of such Person.

“Other Connection Taxes” shall mean, Taxes imposed as a result of a present or former connection between any Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or engaged in any other transaction pursuant to or enforced any Transaction Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes.

“Participant” shall have the meaning specified in Section 17(b) hereof.

“Participation Certificate” shall mean a participation certificate which evidences the outstanding balance of a Participation Interest.

“Participation Interest” shall mean a senior controlling pari passu participation interest in a performing Mortgage Loan.

“Payment Extension Certificate” shall mean Seller’s written certification to Administrative Agent, on behalf of Buyers, delivered pursuant to Section 4(a), duly executed by an authorized officer of Seller, certifying to Administrative Agent, on behalf of Buyers, that (i) it has paid to Administrative Agent, on behalf of Buyers, all available funds (available to it and Guarantor, and, in each case, other than Allocated Cash) on hand in payment of the payment obligation in respect of which the Payment Extension Certificate is being delivered, and (ii) as of the date of such Payment Extension Certificate, it and Guarantor have duly delivered a funding notice under its liquidity facility or have provided notice to all relevant parties as to application of incoming subscription amounts (annexing a copy of such funding notice or subscription amount notice) for an amount sufficient to pay the remaining amount owing of the payment obligation in respect of which the Payment Extension Certificate is being delivered.

“Payment” shall have the meaning specified in Section 27(c) hereof.

“Payment Notice” shall have the meaning specified in Section 27(c) hereof.

“Permitted Encumbrances” shall mean (a) liens for real property Taxes, ground rents, water charges, sewer rates and assessments not yet due and payable; (b) liens arising by operation of law (such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar liens) arising in the ordinary course of business which are (i) discharged by payment, bonding or otherwise or (ii) being contested in good faith by the related Mortgagor in accordance with the related Purchased Asset Documents; (c) covenants, conditions and restrictions, rights of way, easements and other matters of public record, which do not individually or in the aggregate, in the reasonable judgment of Seller, materially interfere with (i) the current use of the related Mortgaged Property, (ii) the security intended to be provided by the related Mortgage, (iii) the underlying obligor’s ability to pay its obligations when they become due or (iv) the value of the related Mortgaged Property; (d) liens and encumbrances set forth in the related Title Policy; and (e) rights of existing or future tenants as tenants only pursuant to leases.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant‑in‑common, trust, joint stock company, joint venture, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained during the five-year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five-year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, by Pledgor in favor of Administrative Agent, on behalf of Buyers, as the same may be amended, restated, supplemented, replaced, or otherwise modified from time to time, pledging all of Pledgor’s interest in the Capital Stock of Seller to Administrative Agent, on behalf of Buyers.

“Pledgor” shall mean FCR CRE MS Pledgor LLC, a Delaware limited liability company.

“Power of Attorney to Administrative Agent, on behalf of Buyers” shall mean (i) that certain Power of Attorney to Administrative Agent, on behalf of Buyers, dated as of the date hereof executed by Seller in favor of Administrative Agent, on behalf of Buyers, and (ii) such other power of attorney executed pursuant to this Agreement in substantially the form attached as Exhibit II-1.

“Power of Attorney to Seller” shall mean (i) that certain Power of Attorney to Seller dated as of the date hereof executed by Administrative Agent, on behalf of Buyers, in favor of Seller and (ii) such other power of attorney executed pursuant to this Agreement substantially in the form of Exhibit II-2.

“Preliminary Approval” shall have the meaning specified in Section 3(b) of this Agreement.

“Preliminary Due Diligence Package” shall mean, with respect to any New Asset, the following due diligence information, to the extent applicable, relating to such New Asset to be provided by Seller to Administrative Agent, on behalf of Buyers, pursuant to this Agreement:

(a) Seller’s transaction summary, among other things, outlining the proposed transaction, including potential transaction benefits and all material underwriting risks and Underwriting Issues, anticipated exit strategies, underwriting models and all other characteristics of the proposed transaction that a prudent buyer would consider material;

(b) current rent roll and rollover schedule, if applicable;

(c) cash flow pro forma, plus historical information, if available;

(d) flood certification, in form and substance acceptable to Administrative Agent;

(e) maps and photos, if available;

(f) interest coverage ratios and Debt Yield Ratio;

(g) description of the Mortgaged Property, along with a description of the Mortgagor and sponsor (including their experience with other projects, ownership structure and financial statements);

(h) loan-to-value ratio;

(i) Seller’s or any Affiliate’s relationship with the Mortgagor or any affiliate;

(j) material third party reports, to the extent available and applicable, including: (i) engineering and structural reports, each in form and prepared by consultants acceptable to Administrative

Agent, on behalf of Buyers; (ii) current Appraisal; (iii) Phase I environmental report (including asbestos and lead paint report) and, if applicable, Phase II or other follow-up environmental report if recommended in Phase I, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyers; (iv) seismic reports, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyers; (v) operations and maintenance plan with respect to asbestos containing materials, each in form and prepared by consultants acceptable to Administrative Agent, on behalf of Buyers; (vi) the servicing data tape; (vii) credit reports by a credit reporting agency acceptable to Administrative Agent, on behalf of Buyers, in form and substance acceptable to Administrative Agent, on behalf of Buyers; and (viii) background searches and reports of the findings of such searches, in form and substance acceptable to Administrative Agent;

(k) copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, Mortgagor’s organizational documents, loan and collateral pledge agreements, and intercreditor agreements, as applicable;

(l) (i) insurance reports in form and substance acceptable to Administrative Agent, on behalf of Buyers, and prepared by third-party consultants acceptable to Administrative Agent, on behalf of Buyers, and (ii) insurance certificates or other evidence of insurance coverage evidencing the insurance required to be maintained with respect to any Eligible Property or Properties pursuant to Section 3(c)(iv) hereof (including evidence of terrorism insurance coverage and such other customary insurance coverage satisfactory to Administrative Agent, on behalf of Buyers);

(m) analyses and reports with respect to such other matters concerning the New Asset as Administrative Agent, on behalf of Buyers, may in its reasonable discretion require; and

(n) with respect to any Transaction involving a New Asset that is a Future Advance Asset, Seller shall indicate in the related Preliminary Due Diligence Package that such New Asset is a Future Advance Asset and shall provide Administrative Agent, with the information required to complete the Confirmation regarding such Future Advance Asset, as well as the then remaining unfunded principal amount of all Purchased Assets that constitute Future Advance Assets.

“Prescribed Laws” shall mean, collectively, (a) the USA PATRIOT Act, (b) Executive Order 13224, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., (d) the Bank Secrecy Act (31 U.S.C. Sections 5311 et seq.) as amended and (e) all other Requirements of Law relating to money laundering or terrorism, including without limitation, the USA PATRIOT Act and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Repurchase Price thereof (excluding any amount attributable to Price Differential in the definition thereof), calculated on the basis of a three hundred sixty (360) day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (such aggregate amount to be reduced by any amount of such Price Differential paid by Seller to Administrative Agent, on behalf of Buyers, prior to such date, with respect to such Transaction).

“Pricing Period” shall mean, with respect to each Purchased Asset (x) in the case of the first (1st) Remittance Date following the purchase of such Purchased Asset, the period from and including the original Purchase Date for such Purchased Asset to but excluding such Remittance Date, and (y) in the case of each subsequent Remittance Date, the one-month period from and including the preceding Remittance Date to but excluding such Remittance Date; provided, that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.

“Pricing Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, an annual rate equal to the Benchmark for such Pricing Period, plus the Applicable Spread for the related Purchased Asset (subject to adjustment and/or conversion as provided in Sections 3(l), 3(m), and 3(p) of this Agreement).

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received in respect thereof (including casualty or condemnation proceeds to the extent that such proceeds are not required under the underlying loan documents to be reserved, escrowed, readvanced or applied for the benefit of the Mortgagor or the related Mortgaged Property). For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.

“Prohibited Person” shall mean any Person: (i) listed in the Annex to, or otherwise subject to the provisions of, Executive Order 13224; (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224; (iii) with whom Administrative Agent and/or any Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order 13224; (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (v) that is the subject of Sanctions; (vi) that is a foreign shell bank; (vii) that is a resident of, or whose subscription funds are transferred from or through an account in, a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the FATF, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur (see http://www.fatf-gati.org for the FATF’s “Non-Cooperative Countries and Territories Initiative”); or (viii) who is an Affiliate of a Person described above.

“Prohibited Transferee” shall mean any of the Persons listed on Schedule 1, attached to this Agreement.

“Property-Level Expenses” shall mean property-level expenses for the applicable REO Property, including taxes, insurance and other operating expenses (but excluding leasing expenses) which for items not included in the REO Budget, shall be reasonably approved by Administrative Agent based on statements of such expenses provided from Seller.

“Purchase Date” shall mean, with respect to any Eligible Asset, the date on which such Eligible Asset is transferred by Seller to Administrative Agent, on behalf of Buyers.

“Purchase Percentage” shall mean, with respect to any Purchased Asset, the Maximum Purchase Percentage (or as otherwise specified in the applicable Confirmation).

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Administrative Agent, on behalf of Buyers, on the applicable Purchase Date. The Purchase Price as of any Purchase Date for any Purchased Asset shall be an amount (expressed in Dollars) equal to the product of (a) the outstanding principal balance of such Purchased Asset, multiplied by (b) the applicable Purchase Percentage. The Purchase Price shall increase by any Future Advance Purchase pursuant to Section 3(h) and any payment made to Seller in connection with a Margin Excess pursuant to Section 4(b), and shall decrease by any payment applied in connection with a Margin Deficit pursuant to Section 4(a) and any Principal Payment applied pursuant to Section 5 to reduce such Purchase Price and any other amounts paid to Administrative Agent, on behalf of Buyers, by Seller to reduce such Purchase Price.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Assets sold by Seller to Administrative Agent, on behalf of Buyers, in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Administrative Agent, on behalf of Buyers.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents specified in Schedule 2.

“Purchased Asset File” shall mean the Purchased Asset Documents, together with any additional documents and information required to be delivered to Administrative Agent, on behalf of Buyers, or its designee (including Custodian) pursuant to this Agreement.

“Purchased Asset File Checklist” shall have the meaning specified in the Custodial Agreement.

“Purchased Asset Schedule” shall have the meaning specified in the Custodial Agreement.

“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long-term debt of which is rated no less than “A-” by Standard & Poor’s and “A3” by Moody’s and (c) is reasonably acceptable to Administrative Agent, on behalf of Buyers,; provided that, with respect to clause (c), if Administrative Agent, on behalf of Buyers, has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or (b) no longer applies with respect to such counterparty.

“Quarterly Report” shall mean, for each fiscal quarter during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, written report summarizing, with respect to the Mortgaged Properties securing each Purchased Asset (or, in the case of a Purchased Asset secured (directly or indirectly) by a portfolio of Mortgaged Properties, such information on a consolidated basis), the net operating income, debt service coverage, occupancy, the revenues per room (for hospitality properties) and sales per square footage (for retail properties), in each case, to the extent received by Seller, and such other information as mutually agreed by Seller and Administrative Agent, on behalf of Buyers.

“Recipient” shall mean (a) Administrative Agent, or (b) any Buyer, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (2) if such Benchmark not Term SOFR, the time determined by Administrative Agent, on behalf of Buyers, in accordance with the Benchmark Replacement Conforming Changes.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor thereto), as the same may be modified and supplemented and in effect from time to time.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“REO Asset” shall mean a Purchased Asset that has been Converted and satisfied the Conversion Conditions in accordance with the terms of this Agreement.

“REO Budget” shall mean, for each REO Property, the budget prepared by the applicable Approved Property Manager in accordance with the related property management agreement, and approved by Administrative Agent, in its reasonable discretion.

“REO Property” shall mean the Mortgaged Property or the ownership interests in the Mortgagor that is subject to Conversion to direct ownership by any REO Subsidiary.

“REO Subsidiary” shall mean a new bankruptcy remote single purpose entity that is a wholly-owned direct subsidiary of Seller (or other Affiliate of Seller approved by Administrative Agent in its sole discretion).

“REO Subsidiary Mortgage” shall have the meaning set forth in the definition of Replacement Loan Documents in this Agreement.

“REO Subsidiary Pledge Agreement” shall have the meaning set forth in the definition of Replacement Loan Documents in this Agreement.

“Replacement Guaranties” shall mean replacement guaranties and environmental indemnity agreements (if applicable) executed by Guarantor or another Person acceptable to Administrative Agent in its sole discretion (which other Person, in all events, shall be an Affiliate of Seller), in favor of Seller (as lender) and in substantially the same form as the underlying loan guaranties related to the Purchased Asset, provided, however, (i) such liabilities accruing thereunder shall not include liabilities for recourse events caused by acts or omissions occurring prior to the date any Purchased Asset is converted to a REO Property and (ii) and such Replacement Guaranties shall have the same financial reporting requirements and financial covenants contained in the Guaranty.

“Replacement Loan Documents” shall mean mortgage loan documents reasonably acceptable to Administrative Agent, between REO Subsidiary, as borrower and Seller, as lender, that are substantially similar to the Purchased Asset Documents for the applicable Purchased Asset subject to Conversion, and which, in any event, grant, convey and assign to Seller a first mortgage lien on and security interest in and to the applicable REO Property and a first priority lien on one hundred percent (100%) of the equity interests in the applicable REO Subsidiary, including, without limitation:

(i)
A mortgage, deed of trust or equivalent, to be recorded in the official records where the applicable REO Property is located, if requested by Administrative Agent, on behalf of Buyers, duly executed by the applicable REO Subsidiary and in recordable form, and any other documents Administrative Agent shall reasonably request to demonstrate a first priority lien on the applicable REO Property in favor of Seller (as lender) (the “REO Subsidiary Mortgage”) and a mortgage note. The amount secured by each REO Subsidiary Mortgage shall be the amount outstanding under the applicable Purchased Asset or such other lesser amount as determined by Administrative Agent, in its sole discretion;

(ii)
A pledge agreement, and any other documents Administrative Agent shall reasonably request to evidence a first priority lien on 100% of the equity interests in the applicable REO Subsidiary in favor of Seller (as lender) (the “REO Subsidiary Pledge Agreement”) which shall be in substantially the same form as the Pledge Agreement;

(iii)
A UCC-1 financing statement to be filed in accordance with applicable requirements to perfect a first priority security interest in all personal property collateral described in the related REO Subsidiary Mortgage in favor of Seller (as lender); and

(iv)
A property management agreement for the applicable REO Property, including a consent and subordination agreement executed by the applicable Approved Property Manager.

“Representatives” shall have the meaning specified in Section 28(a) hereof.

“Repurchase Assets” shall have the meaning specified in Section 6(a) hereof.

“Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is the earliest to occur of the following: (a) the Facility Termination Date, (b) the date otherwise specified in the related Confirmation, (c) if applicable, the related Early Repurchase Date, Mandatory Early Repurchase Date or Accelerated Repurchase Date, (d) the maturity date of such Purchased Asset (subject to extension, if applicable, (x) in accordance with the related Purchased Asset Documents or Section 3(i)(ii) or (y) pursuant to a Conversion to an REO Asset in accordance with Section 3(x)), or (e) with respect to any REO Asset, the date which is three hundred sixty (360) days from the date such REO Asset became an REO Asset, less the number of days such REO Asset was a Defaulted Asset prior to becoming an REO Asset.

“Repurchase Obligations” shall mean the Aggregate Repurchase Price and all other amounts due under the Transaction Documents (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured.

“Repurchase Price” shall mean, with respect to any Purchased Asset, as of any date, the price at which such Purchased Asset is to be transferred from Administrative Agent, on behalf of Buyers, to Seller upon termination of the related Transaction; in each case, such price shall equal the sum of the Purchase Price of such Purchased Asset and the accrued and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination, minus all Income and other cash actually received by Buyers in respect of such Purchased Asset and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement.

“Requirement of Law” shall mean any law (including, without limitation, Prescribed Law), treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or any other Governmental Authority whether now or hereafter enacted or in effect.

“Sanctions” shall have the meaning specified in Section 10(xxv)(A) of this Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Servicer” shall mean Alter Domus (US) LLC, or any successor servicer appointed, prior to an Event of Default, by Seller and reasonably acceptable to Administrative Agent, on behalf of Buyers, or, after the occurrence and during the continuance of an Event of Default, appointed by Administrative Agent, on behalf of Buyers,; provided that the provisions of Section 22 are satisfied.

“Servicer Acknowledgment” shall mean (i) that certain servicer acknowledgment, dated as of the date hereof, executed by Seller and acknowledged by Servicer and Administrative Agent, on behalf of Buyers, and (ii) such other servicer acknowledgment entered into by Seller on Administrative Agent’s behalf in accordance with Section 22 of this Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall mean (i) that certain Master Administrative Services Agreement, dated as of the date hereof, by and between Servicer and Seller and (ii) such other servicing or subservicing agreement entered into by Seller on Administrative Agent’s behalf in accordance with Section 22 of this Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing Records” shall have the meaning specified in Section 22(b) of this Agreement.

“Servicing Rights” shall mean contractual, possessory or other rights of any Person to administer, service or subservice any Purchased Assets (or to possess any Servicing Records relating thereto), including: (i) the rights to service the Purchased Assets; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Assets; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Significant Modification” shall mean (a) for any Purchased Asset other than REO Assets, (i) any extension (except to the extent granted to the Mortgagor under the Purchased Asset Documents as a matter of right with no lender discretion), amendment, waiver, termination, rescission, cancellation, release, subordination or other modification to the material terms of, or any collateral, guaranty or indemnity for, any Purchased Asset or Purchased Asset Document (including, without limitation, any provision related to the amount or timing of any scheduled payment of interest or principal, the validity, perfection or priority of any security interest, or the release of any collateral or obligor), (ii) any sale, transfer, disposition or any similar action with respect to any collateral for any Purchased Asset or (iii) the foreclosure or exercise of any material right or remedy by the holder of any Purchased Asset or Purchased Asset Document and (b) for any for any REO Assets after the Conversion Date (if applicable), (i) any extension, amendment, waiver, termination, rescission, cancellation, release, subordination or other modification to the terms of any Purchased Asset or Purchased Asset Document (including, without limitation, any provision related to the amount or timing of any scheduled payment of interest or principal, the validity, perfection or priority of any security interest, or the release of any collateral or obligor) or any related co-lender, participation or intercreditor agreements or (ii) the exercise of any right or remedy by the holder of any Purchased Asset or Purchased Asset Document.

“Single-Purpose Entity” shall mean any corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 13 of this Agreement.

“SIPA” shall have the meaning specified in Section 25(a) of this Agreement.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Split Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior pari passu Mortgage Notes.

“Standard & Poor’s” shall mean Standard & Poor’s Financial Services, L.L.C., a division of McGraw Hill Financial Inc. and any successor in interest.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity Controlled by such Person. Unless otherwise qualified, all references to a Subsidiary or to Subsidiaries in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller and/or Guarantor.

“Supplemental Due Diligence Package” shall mean, with respect to any New Asset, information or deliveries concerning such New Asset that Administrative Agent, on behalf of Buyers, shall reasonably request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan-to-value ratio computation and a final Debt Yield Ratio computation for such New Asset, provided, however, only such information or deliveries that have changed from what has been previously delivered to Administrative Agent shall be required.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Administrative Agent, on behalf of Buyers, and the company issuing the Title Policy for such Mortgaged Property.

“Table Funded Purchased Asset” shall mean a Purchased Asset which is sold to Administrative Agent, on behalf of Buyers, simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Administrative Agent, on behalf of Buyers, for disbursement in connection with such origination or acquisition. A Purchased Asset shall cease to be a Table Funded Purchased Asset after Custodian has delivered a Trust Receipt to Administrative Agent certifying its receipt of the Purchased Asset File therefor.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean, with respect to any advance of a Purchase Price or Future Advance Purchase for any day, the Term SOFR Reference Rate for a tenor comparable to the applicable Pricing Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Period, as such rate is published by the Term SOFR Administrator for such day at 6:00 a.m. (New York City time); provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Term SOFR Determination Day” shall have the meaning set forth in the definition of Term SOFR in this Agreement.

“Title Policy” shall mean (a) an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy approved for use in the applicable jurisdiction, in form and substance reasonably acceptable to Administrative Agent, on behalf of Buyers, or, (b) if such policy has not yet been issued, (i) a pro forma policy, (ii) a preliminary title policy together with an Insured Closing Letter and Escrow Instructions or (iii) a “marked up” commitment, in each case that is binding on the title insurer.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(f) of this Agreement.

“Transaction Costs” shall have the meaning specified in Section 20(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Blocked Account Agreement, the Custodial Agreement, the Fee Letter, the Guaranty, the Pledge Agreement, the Servicing Agreement and Servicer Acknowledgment, the Power of Attorney to Administrative Agent, on behalf of Buyers, the Power of Attorney to Seller, all Transfer Documents, all Confirmations executed pursuant to this Agreement in connection with specific Transactions and all other documents executed in connection herewith and therewith.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Administrative Agent, on behalf of Buyers, in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Transfer Documents” shall mean, with respect to any Purchased Asset, all applicable Purchased Asset Documents necessary to transfer all of Seller’s right, title and interest in such Purchased Asset to Administrative Agent, on behalf of Buyers, in accordance with the terms of this Agreement.

“Trust Receipt” shall mean a trust receipt issued by Custodian or Bailee, as applicable, confirming the Custodian or Bailee’s, as applicable, possession of certain Purchased Asset Files that are held by the Custodial or Bailee, as applicable, on behalf of Administrative Agent, on behalf of Buyers, substantially in the form required under the Custodial Agreement or the Bailee Agreement.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 3(r)(ii)(C) hereof.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.

“Underwriting Issues” shall mean, with respect to any New Asset, all material information of which Seller has knowledge that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence by a reasonable institutional mortgage loan buyer in determining whether to originate or acquire such New Asset under the circumstances, would, in the context of the totality of the Transaction in question, be considered a materially “negative” factor (either separately or in the aggregate with other information relating to such New Asset), including, but not limited to, whether such New Asset was repurchased from any warehouse loan facility or a repurchase transaction due to the breach of a representation and warranty or a material defect in loan documentation or closing deliveries (such as the absence of any material Purchased Asset Document(s)).

“United States Person” shall have the meaning specified in Section 3(r)(i) hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

“Voting Stock” shall mean, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the 1934 Act) as of any date, the Capital Stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

3.
Initiation; Confirmation; Termination; Fees

(a) Seller may prior to the Facility Termination Date, from time to time request that Administrative Agent, on behalf of Buyers, enter into a Transaction with respect to one or more New Assets by submitting a Preliminary Due Diligence Package for Administrative Agent, on behalf of Buyers’ review and approval, which approval shall be in the sole discretion of Administrative Agent. Notwithstanding anything to the contrary herein, Administrative Agent, on behalf of Buyers, shall have no obligation to consider for purchase any New Asset if, immediately after the purchase of such New Asset, the Aggregate Repurchase Price would exceed the Facility Amount. Administrative Agent, Buyers and their respective representatives shall have the right to review all New Assets proposed to be sold to Administrative Agent, on behalf of Buyers, in any Transaction and to conduct its own due diligence investigation of such New Assets as Administrative Agent and Buyers determine is necessary in Administrative Agent’s sole discretion. Notwithstanding any provision to the contrary herein or in any other Transaction Document, Administrative Agent, on behalf of Buyers, shall be entitled to determine, in its sole discretion, whether a New Asset qualifies as an Eligible Asset or whether to reject any New Asset proposed to be sold to Administrative Agent, on behalf of Buyers, by Seller, and Administrative Agent, on behalf of Buyers, shall have no obligation to enter into any Transactions, which Transactions shall be entered into in the sole discretion of Administrative Agent, on behalf of Buyers.

(b) Upon Administrative Agent’s receipt of a Preliminary Due Diligence Package, Administrative Agent, on behalf of Buyers, shall have the right to request a Supplemental Due Diligence Package to evaluate the proposed Transaction. Upon Administrative Agent’s receipt or waiver of such Supplemental Due Diligence Package, Administrative Agent, on behalf of Buyers, shall, in its sole discretion, within five (5) Business Days, either (i) notify Seller of its intent to proceed with the Transaction together with its determination of the Purchase Price and the Market Value for the related New Asset (such notice, a “Preliminary Approval”) or (ii) deny Seller’s request. Administrative Agent’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request to enter into the proposed Transaction, unless Administrative Agent, on behalf of Buyers, and Seller have agreed otherwise in writing.

(c) Upon Seller’s receipt of Preliminary Approval with respect to a Transaction, Seller shall, if Seller desires to enter into such Transaction with respect to the related New Asset upon the terms set forth by Administrative Agent, on behalf of Buyers, in the Preliminary Approval, deliver the documents set forth below in this Section 3(c) with respect to each New Asset (or, with respect to a New Asset that is an REO Asset, deliver the documents set forth in Section 3(x) with respect to such REO Asset) and related Eligible Property or Properties (to the extent not already delivered in the Preliminary Due Diligence Package or in the Supplemental Due Diligence Package) as a condition precedent to a Final Approval and issuance of a Confirmation, all in a manner and/or form satisfactory to Administrative Agent in its sole discretion and pursuant to documentation satisfactory to Administrative Agent, on behalf of Buyers, in its sole discretion:

(i) Delivery of Purchased Asset Documents. Copies of each of the final Purchased Asset Documents, or drafts of such Purchased Asset Documents in substantially final form if such New Asset is being originated concurrently with the transfer to Administrative Agent, on behalf of Buyers, subject to delivery of final, executed copies of such Purchased Asset Documents on the Purchase Date of such New Asset.

(ii) Environmental and Engineering. A “Phase I” (and, if recommended by the Phase I, a “Phase II”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Administrative Agent, on behalf of Buyers, by an engineer and an environmental consultant, approved by Administrative Agent.

(iii) Appraisal. If obtained by Seller, an Appraisal of the related Eligible Property or Properties dated less than three hundred sixty (360) days prior to the proposed Purchase Date.

(iv) Insurance. Third party reports, certificates and other evidence of insurance detailing insurance coverage in respect of the related Eligible Property or Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents and otherwise reasonably satisfactory to Administrative Agent, on behalf of Buyers. Such certificates or other evidence shall indicate that Seller (or as to a New Asset that is a Participation Interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.

(v) Opinions of Counsel. Copies of all legal opinions with respect to the New Asset (which shall include a non-consolidation opinion, if applicable) that shall be in form and substance reasonably satisfactory to Administrative Agent, on behalf of Buyers; provided that Seller may deliver drafts of such opinions if such New Asset is being originated concurrently with the transfer to Administrative Agent, on behalf of Buyers, and shall deliver final, executed copies of such legal opinions on the Purchase Date of such New Asset.

(vi) Title Policy. (A) An unconditional commitment from the title company to issue a Title Policy or Policies in favor of Seller and Seller’s successors and/or assigns with respect to each Mortgage securing such New Asset with an amount of insurance that shall be not less than the principal balance of such New Asset, or (B) an endorsement or confirmatory letter from the title company that issued the existing Title Policy (in an amount not less than the principal balance of such New Asset) in favor of Seller and Seller’s successors and assigns adding such parties as an additional insured.

(vii) Additional Real Estate Matters. To the extent obtained by Seller, such other real estate related certificates and documentation as may have been reasonably requested by Administrative Agent, on behalf of Buyers, such as: (A) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the related Eligible Property or Properties are in compliance with all applicable zoning laws issued by the appropriate Governmental Authority, a zoning report in form and prepared by a zoning consultant satisfactory to Administrative Agent, on behalf of Buyers, or evidence that the related Title Policy includes a zoning endorsement; and (B) abstracts of all material leases in effect at the Mortgaged Property delivered in connection with the New Asset.

(viii) Exception Report. A written report of any exceptions to the representations and warranties in Exhibit III attached hereto (an “Exception Report”).

(ix) Other Documents. Such other documents as Administrative Agent, on behalf of Buyers, shall reasonably deem to be necessary.

(d) Within five (5) Business Days of Seller’s delivery of the documents and materials contemplated in Section 3(c) above, Administrative Agent shall in its sole discretion notify Seller that either (A) Administrative Agent, on behalf of Buyers, has not approved the New Asset or (B) Administrative Agent, on behalf of Buyers, agrees to purchase the New Asset, subject to satisfaction (or waiver by Administrative Agent) of the Transaction Conditions Precedent (such notice, a “Final Approval”) set forth in Section 3(f) below. Administrative Agent’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request that Administrative Agent, on behalf of Buyers, purchase the New Asset, unless Administrative Agent, on behalf of Buyers, and Seller have agreed otherwise in writing.

(e) Subject to satisfaction of the Transaction Conditions Precedent, Administrative Agent, on behalf of Buyers, shall deliver to Seller an executed Confirmation with respect to a proposed Transaction; provided that, unless otherwise agreed by Seller, Administrative Agent shall deliver a separate Confirmation with respect to each New Asset that will be the subject of a Transaction. Each Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length.

(f) Provided that each of the Transaction Conditions Precedent set forth in this Section 3(f) have been satisfied (or waived by Administrative Agent in its sole discretion), each Buyer, in the amount of each such Buyer’s pro rata share of the Purchase Price, shall transfer the Purchase Price to Seller with respect to each New Asset for which it has issued a Confirmation on the Purchase Date specified in such Confirmation (which Purchase Date shall be at least three (3) Business Days after the date the Final Approval is delivered), and the related New Asset shall be concurrently transferred by Seller to Administrative Agent, on behalf of Buyers, or its nominee. For purposes of this Section 3(f), the conditions precedent to any proposed Transaction (“Transaction Conditions Precedent”) shall be satisfied with respect to such proposed Transaction if:

(i) no Default, Event of Default or Margin Deficit for which notice of such Margin Deficit has been delivered shall have occurred and be continuing as of the Purchase Date;

(ii) Seller shall have executed a Confirmation for such proposed Transaction;

(iii) [reserved];

(iv) [reserved];

(v) Administrative Agent shall have (A) determined, in its sole discretion, exercised in good faith, in accordance with Section 3(a) of this Agreement, that the New Asset proposed to be sold to Administrative Agent, on behalf of Buyers, by Seller in such Transaction is an Eligible Asset, (B) obtained internal credit approval for the inclusion of such New Asset as a Purchased Asset in a Transaction, (C) confirmed that, after giving effect to such Transaction, the Concentration Limit shall be satisfied and (D) determined, in its sole discretion, that the Maximum Asset Exposure Threshold and Maximum Portfolio Exposure Threshold will be satisfied immediately after giving effect to such proposed Transaction;

(vi) (A) if the New Asset is not a Table Funded Purchased Asset, the applicable Purchased Asset File described in Schedule 2 of this Agreement shall have been delivered to Custodian, and Administrative Agent, on behalf of Buyers, shall have received a Trust Receipt with respect to such Purchased Asset File, and (B) if the Purchased Asset is a Table Funded Purchased Asset, the documents required by Schedule 2 shall have been delivered to Bailee and Bailee shall have executed and delivered a Bailee Agreement;

(vii) Seller shall have delivered to any related Mortgagor, obligor, related servicer or lead lender a direction letter in accordance with Section 5(a) of this Agreement unless such Mortgagor, obligor, related servicer or lead lender is already remitting payments to Servicer, in which case Seller shall direct Servicer to remit all such amounts into the Applicable Account in accordance with Section 5(a) of this Agreement and to service such payments in accordance with the provisions of this Agreement;

(viii) Seller shall have paid to Administrative Agent, for its own account and/or on behalf of Buyers, as applicable, (A) any fees then due and payable under the Fee Letter and (B) any unpaid Transaction Costs in respect of such Purchased Asset due and owing by Seller (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Buyers on the Purchase Date);

(ix) [reserved];

(x) Administrative Agent, on behalf of Buyers, shall have received true and complete copies of fully executed originals of all Transfer Documents;

(xi) Administrative Agent, on behalf of Buyers, shall have received a copy of any document relating to any Hedging Transaction, and Seller shall have validly pledged and assigned to Administrative Agent, on behalf of Buyers, all of Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;

(xii) no circumstance shall exist or event have occurred resulting in a Material Adverse Effect;

(xiii) Administrative Agent, on behalf of Buyers, shall not have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Administrative Agent or any Buyer, to enter into any Transaction and no Governmental Authority shall have imposed material restrictions on the authority of Administrative Agent or any Buyer to enter into any Transaction;

(xiv) Administrative Agent, on behalf of Buyers, shall not have determined, in its sole discretion, that an event or circumstance exists that has caused the occurrence of (A) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions, or (B) a general suspension of trading on major stock exchanges, or (C) a disruption in or moratorium on commercial banking activities or securities settlement services;

(xv) no circumstance shall exist or event have occurred resulting in (A) the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans or (B) Administrative Agent or Buyers not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events.

(g) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the related Transaction covered thereby.

(h) With respect to any Transaction involving an Eligible Asset that is a Future Advance Asset, Seller shall indicate in the related Preliminary Due Diligence Package that such Eligible Asset is a Future Advance Asset and shall provide Administrative Agent, on behalf of Buyers, with the information required to complete the Confirmation regarding such Future Advance Asset, as well as, the then remaining unfunded future funding obligations under all Future Advance Assets. Subject to Section 4 of this Agreement, at any time prior to the Repurchase Date (but no more than three (3) times per month for each Future Advance Asset), in the event a future advance is to be made by Seller pursuant to the Purchased Asset Documents with respect to a Future Advance Asset, Seller may submit to Administrative Agent, on behalf of Buyers, a request that Buyers transfer their respective pro rata share of cash to Seller in an amount not to exceed the Maximum Purchase Percentage, multiplied by the amount of such future advance (a “Future Advance Purchase”), which Future Advance Purchase shall increase the outstanding Purchase Price for such Future Advance Asset. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent, on behalf of Buyers, shall be under no obligation to make a Future Advance Purchase, and shall determine in its sole and absolute discretion whether to proceed with any proposed Future Advance Purchase (other than with respect to a Committed Future Advance Purchased Asset, which Administrative Agent, on behalf of Buyers shall be required to fund subject to Administrative Agent’s determination that the applicable conditions precedent to such Future Advance Purchase as set forth in this Section 3(h) have been satisfied (or, in Administrative Agent’s sole and absolute discretion, waived)). Buyers shall transfer cash to Seller as provided in this Section 3(h) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than two (2) Business Days following the Business Day on which Administrative Agent reasonably determines that the conditions precedent to such Future Advance Purchase as set forth in this Section 3(h) have been satisfied (or, in Administrative Agent’s sole and absolute discretion, waived). Any Future Advance Purchase to be made by Administrative Agent, on behalf of Buyers, in accordance with this Section 3(h) shall be subject to satisfaction of the following conditions:

(i) no Margin Deficit for which notice of such Margin Deficit has been delivered, Default or Event of Default has occurred and is continuing or will result from the funding of such Future Advance Purchase;

(ii) the funding of the Future Advance Purchase will not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Facility Amount;

(iii) the Future Advance Purchase will not cause the Purchase Price of the applicable Future Advance Asset to exceed the Concentration Limit;

(iv) Administrative Agent, on behalf of Buyers, shall have determined, in its sole discretion, that the Maximum Asset Exposure Threshold and Maximum Portfolio Exposure Threshold will be satisfied immediately after giving effect to the funding of the Future Advance Purchase;

(v) Seller shall have demonstrated to the reasonable satisfaction of Administrative Agent, on behalf of Buyers, that all conditions to the future advance under the Purchased Asset Documents have been satisfied;

(vi) Administrative Agent, on behalf of Buyers, and Seller shall have executed and delivered a restated Confirmation for the applicable Transaction to set forth the new outstanding Purchase Price for such Purchased Asset and any other modifications to the terms set forth on the existing Confirmation;

(vii) the Future Advance Purchase shall be in an amount equal to or greater than One Million and No/100 Dollars ($1,000,000.00); and

(viii) previously or simultaneously with Buyers funding of the Future Advance Purchase, Seller shall have funded or caused to be funded to the Mortgagor (or to an escrow agent or as otherwise directed by the Mortgagor) its pro rata portion of such Future Advance Purchase in respect of such Future Advance Asset.

(ix) Seller and Administrative Agent, on behalf of Buyers, shall have approved any required modification to the Confirmation with respect to the applicable Future Advance Asset;

(x) [Reserved];

(xi) [Reserved];

(xii) no circumstance shall exist or event have occurred resulting in (A) the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans or (B) Administrative Agent or Buyers not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; and

(xiii) Administrative Agent, on behalf of Buyers, shall not have determined, in its sole discretion, that an event or circumstance exists that has caused the occurrence of (A) a material change in financial markets, as a result of an outbreak or escalation of hostilities, or a material change in national or international political, financial or economic conditions, (B) a general suspension of trading on major stock exchanges or (C) a disruption in or moratorium on commercial banking activities or securities settlement services.

(i) Early Repurchase and Mandatory Repurchase.

(i) Seller shall be entitled to terminate a Transaction on demand, and repurchase the related Purchased Asset on any Business Day prior to the applicable Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(A) no Default, Event of Default or Margin Deficit for which notice of such Margin Deficit has been delivered shall be continuing or would occur or result from such early repurchase, provided, however that Seller shall be entitled to repurchase the related Purchased Asset on an Early Repurchase Date if Seller would cure such Default, Event of Default or Margin Deficit, following such early repurchase;

(B) Seller notifies Administrative Agent in writing, no later than three (3) Business Days prior to the Early Repurchase Date, of its intent to terminate such Transaction and repurchase the related Purchased Asset; and

(C) Seller shall pay to Administrative Agent, on behalf of Buyers on the Early Repurchase Date an amount equal to the sum of the Repurchase Price for such Transaction, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement or the other Transaction Documents (including, without limitation, Section 3(n), Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any) with respect to such Transaction against transfer to Seller or its agent of the related Purchased Asset.

(ii) In addition to any other rights and remedies of Administrative Agent and Buyers under any Transaction Document, upon the occurrence of a Purchased Asset becoming a Defaulted Asset due to the occurrence of any one or more elements of the definition of “Defaulted Asset” set forth herein, Seller shall, in accordance with the procedures set forth in Article 3(i)(i)(C), repurchase any such Purchased Asset on the date (the “Mandatory Early Repurchase Date”) that is five (5) Business Days after Seller’s receipt of notice from Administrative Agent; provided, that upon written request by Seller, with respect to any Purchased Asset that became a Defaulted Asset due to the occurrence of clauses (i), (ii) or (iii) of the definition of “Defaulted Asset” set forth herein, Administrative Agent will extend such Mandatory Early Repurchase Date for a period not to exceed ninety (90) days (the “Initial Mandatory Early Repurchase Extension Period”) so long as (I) on or prior to the expiration of the (10) Business Day period following the subject Purchased Asset becoming a Defaulted Asset, Seller has transferred cash to Administrative Agent in an amount sufficient to reduce the Purchase Percentage of such Defaulted Asset by the lesser of (a) ten percent (10%) (for example, if the Purchase Percentage is eighty percent (80%) on such date, Seller shall pay such amount as required to reduce the Purchase Percentage to seventy percent (70%)) and (b) such amount sufficient to result in a Buyer’s Look-Through LTV of no greater than fifty percent (50%) and (II) no breach of the Maximum Defaulted Asset/REO Limit will result from entering into the requested Initial Mandatory Early Repurchase Extension Period; provided, further that upon written request by Seller during the Initial Mandatory Early Repurchase Extension Period, Administrative Agent will further extend such Mandatory Early Repurchase Date for a period not to exceed an additional ninety (90) days (the “Additional Mandatory Early Repurchase Extension Period”; for a total extension period not to exceed one hundred eighty (180) days) from the delivery of the notice from Administrative Agent set forth above, so long as (I) on or prior to the expiration of the Initial Mandatory Early Repurchase Extension Period, Seller has transferred cash to Administrative Agent in an amount equal to the lesser of the amount necessary to (a) reduce the Purchase Percentage of such Defaulted Asset by an additional ten percent (10%) (for example, if the Purchase Percentage is seventy percent (70%) on such date, Seller shall pay such amount as required to reduce the Purchase Percentage to sixty percent (60%)) and (b) result in a Buyer’s

Look-Through LTV of no greater than fifty percent (50%) and (II) no breach of the Maximum Defaulted Asset/REO Limit will result from entering into the requested Additional Mandatory Early Repurchase Extension Period.

(j) On the Repurchase Date for any Transaction, termination of the applicable Transaction will be effected by transfer to Seller or, if requested by Seller, its designee of the related Purchased Assets, and any Income in respect thereof received by Administrative Agent, on behalf of Buyers (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5 hereof) against the simultaneous transfer to Administrative Agent, on behalf of Buyers, of the applicable Repurchase Price, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement with respect to such Transaction (including without limitation, Section 3(n), Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any, and the Exit Fee, if applicable) to an account of Buyers.

(k) So long as no Event of Default has occurred and is then continuing, the Repurchase Price with respect to one or more Purchased Assets may be paid in part at any time upon two (2) Business Days prior written notice from Seller to Administrative Agent; provided, however, that any such payment shall be accompanied by an amount representing accrued Price Differential with respect to such Purchased Asset(s) on the amount of such payment and all other amounts then due under the Transaction Documents. Each partial payment of the Repurchase Price that is voluntary (as opposed to mandatory under the terms of this Agreement) shall be in an amount of not less than One Million and No/100 Dollars ($1,000,000.00). Administrative Agent, on behalf of Buyers, and Seller shall execute and deliver a restated Confirmation for the applicable Transaction to set forth the new outstanding Purchase Price and outstanding principal balance for such Purchased Asset in connection with such partial repurchase.

(l) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document.

(ii) Notwithstanding the forgoing, in the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon Seller absent manifest error) that by reason of circumstances affecting the relevant market or otherwise, (i) adequate and reasonable means do not exist for ascertaining the applicable Benchmark, but a Benchmark Transition Event (as provided in the definition of Benchmark Transition Event as set forth herein) has not yet occurred or (ii) the Benchmark does not fairly and accurately reflect the costs to Buyers of effecting or maintaining the Transactions, then Administrative Agent shall give written notice to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to all outstanding Transactions, until such notice has been withdrawn by Administrative Agent, shall be a per annum rate equal to the sum of (i) the Federal Funds Rate, plus (ii) one quarter percent (0.25%), plus (iii) the Applicable Spread.

(m) Benchmark Replacement Conforming Changes.

(i) In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent, on behalf of Buyers, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document.

(ii) Administrative Agent, on behalf of Buyers, will promptly notify Seller of (A) any occurrence of (i) a Benchmark Transition Event and (ii) the Benchmark Replacement Date with respect thereto, (B) the implementation of any Benchmark Replacement, and (C) the effectiveness of any Benchmark Replacement Conforming Changes.

Any determination, decision or election that may be made by Administrative Agent, on behalf of Buyers, pursuant to Section 3(l) or this Section 3(m), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the sole discretion of Administrative Agent, on behalf of Buyers, and without consent from Seller or any other party to any other Transaction Document.

(n) Upon demand by Administrative Agent, on behalf of Buyers, Seller shall indemnify Administrative Agent and Buyers, and hold Administrative Agent and Buyers harmless from any actual net loss or out-of-pocket cost or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements) that Administrative Agent or Buyers actually sustains or incurs as a direct consequence of

(i) any default by Seller in payment in accordance with Section 5 of this Agreement, including, without limitation, any such loss or expense arising from interest or fees payable by Administrative Agent or any Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder,

(ii) a default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(i) of a termination of a Transaction,

(iii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date, including, without limitation, such loss or expense arising from interest or fees payable by Administrative Agent or any Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder,

(iv) Seller’s failure to sell Eligible Assets to Administrative Agent, on behalf of Buyers, after Seller has notified Administrative Agent of a proposed Transaction and Administrative Agent, on behalf of Buyers, has given a Final Approval to purchase such Eligible Assets in accordance with the provisions of this Agreement (unless the Final Approval differs materially from the Preliminary Approval),

(v) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Pricing Rate on a date other than the first day of a Pricing Period, and

(vi) and any loss or expenses arising from interest or fees payable by Administrative Agent or any Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder. Administrative Agent, on behalf of Buyers, will provide to Seller a statement detailing such costs and expenses and the calculation thereof. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(o) If Administrative Agent shall have determined that, after the date of this Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority, or compliance by Administrative Agent, or any Buyer, or any corporation controlling Administrative Agent or such Buyer, with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority shall hereafter:

(i) have the effect, with respect to capital adequacy, including any required reserves or any other reserve, special deposit or similar requirements relating to extensions of credit or other assets of Administrative Agent or any Buyer, of reducing the rate of return on Administrative Agent or any Buyer’s or such corporation’s capital (other than as a result of an increase in taxes) as a consequence of its obligations hereunder to a level below that which Administrative Agent or such Buyer, or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Administrative Agent or such Buyer’s or such corporation’s policies with respect to such requirements) by an amount deemed by Administrative Agent, on behalf of Buyers, to be material;

(ii) impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Administrative Agent or a Buyer which is not otherwise included in the determination of the rate hereunder (including as a result of taxes other than Indemnified Taxes and Excluded Taxes); or

(iii) impose on Administrative Agent or any Buyer any other condition (other than Taxes) and the result of any of the foregoing is to increase the cost to Administrative Agent or any Buyer of effecting, renewing or maintaining Transactions or to reduce any amount receivable hereunder;

then, in any such case, within five (5) Business Days after submission by Administrative Agent, on behalf of Buyers, to Seller of a written request therefor, Seller shall pay to Administrative Agent or such Buyer, such additional amount or amounts as will compensate Administrative Agent or such Buyer for such reduction which Administrative Agent deems to be material as reasonably determined by Administrative Agent; provided, however, that Seller shall not be required under this Section 3(o) to pay Administrative Agent or any Buyer additional amounts for additional costs or reduced amounts receivable that are attributable to an increase in taxes imposed on Administrative Agent or such Buyer; provided, further, that to the extent any such determination by Administrative Agent and imposition of such increased costs or reduced amount receivable is proposed to be made by Administrative Agent, such determination and imposition of such increased costs will not be applied to Seller unless Administrative Agent, on behalf of Buyers, is imposing such increased costs on other customers similarly situated to Seller under similar repurchase facilities. If Administrative Agent or any Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(o), Seller shall not be required to pay same unless they are the result of requirements imposed generally on buyers or lenders similar to Administrative Agent or such Buyer, and not the result of some specific reserve or similar requirement imposed on Administrative Agent or such Buyer as a result of Administrative Agent or such Buyer’s special circumstances. If Administrative Agent or any Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(o), Administrative

Agent shall provide Seller with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which Administrative Agent or such Buyer has become so entitled and the additional amount required to fully compensate Administrative Agent or such Buyer for such additional cost or reduced amount. A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Administrative Agent to Seller and shall be conclusive and binding upon Seller in the absence of manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(p) Any and all payments by or on account of any obligation of Seller under the Transaction Documents shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment (as determined in the good faith discretion of Seller or Administrative Agent), then Seller or Administrative Agent shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), each Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made. Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 3(p), Seller shall deliver to Administrative Agent, on behalf of Buyers, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(q) Seller shall indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3(q)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by a Buyer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Buyer, shall be conclusive absent manifest error.

(r) If any Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, such Buyer shall deliver to Seller and Administrative Agent, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller or Administrative Agent, such properly completed and executed documentation reasonably requested by Seller or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Buyer shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller or Administrative Agent as will enable Seller to determine whether or not such Buyer, is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3(r)(i), Section 3(r)(ii) and Section 3(r)(iv) below) shall not be required if in such Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer to any material unreimbursed cost or expense or would otherwise materially prejudice the legal or commercial position of such Buyer. Without limiting the generality of the foregoing:

(i) if a Buyer is a United States person, (as defined in Section 7701(a)(30) of the Code) (a “United States Person”), it shall deliver to Seller and Administrative Agent on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding tax;

(ii) if a Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to Seller and Administrative Agent (in such number of copies as shall be requested by Seller) on or prior to the date on which such Buyer, becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(A) in the case of a Buyer claiming the benefits of an income tax treaty to which the United States is a party, (1) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate, reasonably satisfactory to Seller, to the effect that Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(D) to the extent a Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii) if a Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to Seller and Administrative Agent (in such number of copies as shall be requested by Seller) on or prior to the date on which such Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller and/or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller or Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to any Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b)

or 1472(b) of the Code, as applicable), such Buyer shall deliver to Seller and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Seller or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller or Administrative Agent as may be necessary for Seller and Administrative Agent to comply with their obligations under FATCA and to determine whether a Buyer has complied with such Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3(r)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(v) Administrative Agent (as well as any person receiving any payment on behalf of Administrative Agent and any successor Administrative Agent) shall provide Seller, on or prior to the date it enters into any agreement to receive any payment hereunder as or on behalf of Administrative Agent or agrees to become the successor Administrative Agent, as applicable, (and from time to time thereafter upon the reasonable request of Seller) with two originals of a duly completed IRS Form W-9 certifying that it is a United States Person exempt from U.S. federal backup withholding tax;

provided that each Buyer and Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 3(r) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller (and Administrative Agent) in writing of its legal inability to do so.

(s) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 3(p) or 3(q) (including by the payment of additional amounts pursuant to Section 3(p) or 3(q)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under such Sections with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3(s) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3(s), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3(s) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(t) If any of the events described in Section 3(o) or Section 3(p) or Section 3(q) result in Buyers’ request for additional amounts, then Seller shall have the option to notify Administrative Agent, on behalf of Buyers, in writing of its intent to terminate all of the Transactions and repurchase all of the Purchased Assets no later than five (5) Business Days after such notice is given to Administrative Agent, and such repurchase by Seller shall be conducted pursuant to and in accordance with Section 3(h); provided, notwithstanding anything herein to the contrary, Seller shall not be required to pay any Exit Fee in connection with any repurchase pursuant to this Section 3(t). The election by Seller to terminate the Transactions in accordance with this Section 3(t) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Administrative Agent or Buyers prior to the actual repurchase of the Purchased Assets.

(u) From and after the Facility Termination Date, Administrative Agent, on behalf of Buyers, shall have no further obligation to purchase any New Assets. On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Assets and transfer payment of the Repurchase Price for each such Purchased Asset, together with the accrued and unpaid Price Differential and all Transaction Costs and other amounts due and payable to Buyers hereunder, against the transfer by Administrative Agent, on behalf of Buyers, to Seller of each such Purchased Asset. Following the Facility Termination Date, Administrative Agent, on behalf of Buyers, shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyers of all amounts due hereunder.

(v) Notwithstanding any provision herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case under clause (ii) pursuant to Basel III, shall in each case be deemed to be an adoption of or change in a Requirement of Law made subsequent to the date of this Agreement.

(w) [Reserved]

(x) Conversion of Purchased Asset to REO Property. Conversion of any Purchased Asset to direct ownership as REO Property shall be subject to satisfaction of the following conditions.

(i) Seller shall give Administrative Agent at least thirty (30) days prior written notice of Seller’s intent to Convert a Purchased Asset to direct ownership as REO Property which notice shall set forth the Conversion Date which shall be no later than one hundred eighty (180) days from the date such Purchased Asset became a Defaulted Asset;

(ii) no Default or Event of Default shall exist;

(iii) On or prior to the related Conversion Date, Seller shall deliver to Administrative Agent (A) an original of the certificate of formation and certificate of good standing of the applicable REO Subsidiary in Delaware; (B) an original certificate of qualification and good standing in the jurisdiction where the applicable REO Property is located; (C) a certified copy of the operating agreement for the applicable REO Subsidiary; and (D) unless the operating agreement of the REO Subsidiary establishes such authority, consents and resolutions authorizing the acquisition of the REO Property by the REO Subsidiary and the execution and delivery of the other documents to be executed and delivered by such REO Subsidiary pursuant to this Section 3(x);

(iv) On or prior to the related Conversion Date, Seller shall deliver to Administrative Agent a certificate of Seller and the applicable REO Subsidiary making each of the representations and warranties of Seller in Section 10 and Section 13 of this Agreement applicable to such REO Subsidiary;

(v) Seller, the REO Subsidiary and Guarantor shall have delivered to Administrative Agent the Replacement Loan Documents and Replacement Guaranties;

(vi) Seller shall deliver to Administrative Agent such in-blank documents related to the Replacement Loan Documents as required pursuant to the terms of this Agreement for any new Transaction, and such other documents as Administrative Agent may reasonably require;

(vii) On the related Conversion Date, Seller shall comply, and shall cause the related REO Subsidiary and REO Property to comply with, all covenants in the related REO Subsidiary Mortgage and the REO Property Covenants set forth in the Replacement Loan Documents, such as maintenance of insurance, to be complied with effective as of the execution and delivery of the related REO Subsidiary Mortgage;

(viii) On or prior to the related Conversion Date, Seller shall deliver to Administrative Agent a copy of the related foreclosure deed, deed in lieu of foreclosure or assignment in lieu of foreclosure, as the case may be;

(ix) Administrative Agent and Seller shall reasonably agree on insurance coverage and related amounts of coverage for the REO Property, such coverages to be effective as of the related Conversion Date;

(x) On the related Conversion Date, Seller shall pay all of Administrative Agent’s reasonable out-of-pocket costs and expenses related to the Conversion of the Purchased Asset and other matters in connection with this Section 3(x) (including reasonable out-of-pocket attorneys’ fees and expenses);

(xi) All reserve or other cash management accounts held by REO Subsidiary or pursuant to the Replacement Loan Documents shall be subject to a security interest in favor of Administrative Agent (subject to documentation reasonably satisfactory to Administrative Agent); and

(xii) On or prior to the related Conversion Date, Administrative Agent and Seller shall execute an updated Confirmation, to be agreed to in Administrative Agent’s sole discretion.

4.
Mandatory Payment or Delivery of Additional Assets

(a) Administrative Agent, on behalf of Buyers, may determine and re-determine the Asset Base Components on any Business Day and on as many Business Days as it may elect. Upon the occurrence of a Margin Credit Event with respect to one or more Purchased Assets, if at any such time the aggregate Purchase Price of such Purchased Assets is greater than the aggregate Asset Base Components of such Purchased Assets as determined by Administrative Agent, on behalf of Buyers, in its sole discretion (a “Margin Deficit”), then Seller shall, not later than two (2) Business Days after receipt of notice of such Margin Deficit from Administrative Agent Buyers (a “Margin Deficit Notice”) deliver to Administrative Agent cash in an amount sufficient to reduce the aggregate Purchase Price of such Purchased Assets to an amount (the “Margin Cure Amount”) equal to the aggregate Asset Base Components as re-determined by Administrative Agent after giving effect to the delivery of cash by Seller to Administrative Agent pursuant to this Section 4(a); provided that Seller shall not be required to cure a Margin Deficit unless and until the aggregate Margin Deficit of all Purchased Assets equals or exceeds One Million and No/100 Dollars ($1,000,000.00) on any date of determination; provided, further, in the event Seller and Guarantor do not have sufficient available funds (available to Seller and Guarantor, and, in each case, other than Allocated Cash) on hand to cure such Margin Deficit by the second Business Day after receipt of the Margin Deficit Notice, then, so long as on or prior to such second Business Day after receipt of the Margin Deficit Notice (x) Seller and Guarantor have transferred to Administrative Agent, on behalf of Buyers all available funds (available to Seller and Guarantor, and, in each case, other than Allocated Cash) on hand, and (y) if such funds are not sufficient to satisfy the Margin Cure Amount, Seller shall deliver to Administrative Agent, on behalf of Buyers a Payment Extension Certificate and shall satisfy the Margin Cure Amount in full by not later than the date that is twelve (12) Business Days after its receipt of the Margin Deficit Notice; provided that, if Guarantor shall have entered into and is able to draw on a liquidity facility, Guarantor shall promptly draw on such liquidity facility and complete the payment of the Margin Cure Amount in full by the first Business Day after Guarantor receives funds from such liquidity facility (for the avoidance of doubt, in no event shall drawing on such liquidity facility extend the initial twelve (12) Business Day period). Any cash delivered to Administrative Agent pursuant to this Section 4(a) shall be applied by Administrative Agent to reduce the Purchase Price of the applicable Purchased Assets.

(b) If at any such time the Purchase Price of one or more Purchased Assets is less than the aggregate Asset Base Components of such Purchased Assets as determined by Administrative Agent, on behalf of Buyers, in its sole discretion (a “Margin Excess”), then Buyers shall, no later than five (5) Business Days after receipt of a request from Seller, transfer cash to Seller in an amount (not to exceed such Margin Excess) such that the Purchase Price of such Purchased Asset, after the addition of any such cash so transferred, will thereupon not exceed such Asset Base Component as re-determined by Administrative Agent, on behalf of Buyers, after giving effect to the delivery of cash by Buyers to Seller pursuant to this Section 4(b); provided that (i) no Margin Deficit, monetary or material non-monetary Default or Event of Default has occurred and is continuing or would result from such funding, (ii) such funding shall not result in the Aggregate Repurchase Price of all Purchased Assets exceeding the Facility Amount and (iii) each such funding shall be in an amount of not less than Five Hundred Thousand and No/100 Dollars ($500,000.00). Any cash delivered by Buyers to Seller pursuant to this Section 4(b) shall be applied by Administrative Agent, on behalf of Buyers, to increase the Purchase Price of the applicable Purchased Asset. Administrative Agent, on behalf of Buyers, and Seller shall execute and deliver a restated Confirmation for the applicable Transaction to set forth the new Purchase Price for such Purchased Asset. Seller may not request funding under this Section 4(b) more than three (3) times in any calendar month.

(c) If the Maximum Defaulted Asset/REO Limit is exceeded at any time, Seller shall repay the Purchase Price of the applicable Purchased Asset(s) in an amount sufficient to cause the Maximum Defaulted Asset/REO Limit to be satisfied within two (2) Business Days of written request by Administrative Agent (a “Maximum Defaulted Asset/REO Limit Notice”); provided, that, in the event Seller and Guarantor do not have sufficient available funds (available to Seller and Guarantor, and, in each case, other than Allocated Cash) on hand to make such payment by the second Business Day after receipt of the Maximum Defaulted Asset/REO Limit Notice, then, so long as on or prior to such second Business Day after receipt of the Maximum Defaulted Asset/REO Limit Notice (x) Seller and Guarantor have transferred to Administrative Agent, on behalf of Buyers all available funds (available to Seller and Guarantor, and, in each case, other than Allocated Cash) on hand, and (y) if such funds are not sufficient to make such payment, Seller shall deliver to Administrative Agent, on behalf of Buyers a Payment Extension Certificate and pay the remaining amount required to satisfy the Maximum Defaulted Asset/REO Limit in full by not later than the date that is twelve (12) Business Days after its receipt of the Maximum Defaulted Asset/REO Limit Notice; provided that, if Guarantor shall have entered into and is able to draw on a liquidity facility, Guarantor shall promptly draw on such liquidity facility and complete the payment of the remaining amount needed to satisfy the Maximum Defaulted Asset/REO Limit in full by the first Business Day after Guarantor receives funds from such liquidity facility (for the avoidance of doubt, in no event shall drawing on such liquidity facility extend the initial twelve (12) Business Day period).

(d) The failure of Administrative Agent, on behalf of Buyers, or Buyers on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the rights of Administrative Agent, on behalf of Buyers, to do so at a later date. Seller and Administrative Agent, on behalf of Buyers, each agree that a failure or delay by Administrative Agent, on behalf of Buyers, to exercise its rights hereunder shall not limit or waive

Administrative Agent or Buyers’ rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

5.
Income Payments and Principal Payments

(a) Within thirty (30) days after the Closing Date (as such date may be extended in Administrative Agent’s sole discretion (which approval may be via e-mail)), Seller and Administrative Agent, on behalf of Buyers, shall establish and maintain with the Depository Bank a deposit account in the name of Seller and under the sole control of Administrative Agent, on behalf of Buyers, with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Blocked Account”, and the date on which such Blocked Account is established and such Blocked Account Control Agreement is executed, the “Blocked Account Establishment Date”). Seller shall cause all Income with respect to the Purchased Assets related to non-REO Properties to be deposited in the Applicable Account. In furtherance of the foregoing, Seller shall cause Servicer to remit to the Applicable Account all Income received in respect of the Purchased Assets related to non-REO Properties within two (2) Business Days of receipt. All Income in respect of the Purchased Assets related to non-REO Properties, which may include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Applicbale Account. Unless an Event of Default shall have occurred and be continuing, all cash flow from the REO Properties will go to the applicable Approved Property Manager from which the Property-Level Expenses and amounts approved by Administrative Agent pursuant to REO Budget that are due and payable in the next succeeding month will be retained by the applicable Approved Property Manager for use to pay such Property-Level Expenses and amounts approved by Administrative Agent pursuant to REO Budget.

(b) Unless an Event of Default shall have occurred and be continuing, on each Remittance Date, all Income (other than Principal Payments) on deposit in the Applicable Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as follows:

(i) first, to Administrative Agent, on behalf of Buyers, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Remittance Date;

(ii) second, to Administrative Agent, on behalf of Buyers, all Transaction Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii) third, if a Margin Deficit for which notice of such Margin Deficit has been delivered shall exist with respect to one or more Purchased Assets, to Administrative Agent, on behalf of Buyers, an amount such that, after giving effect to such payment, the aggregate Purchase Price of such Purchased Assets is equal to the aggregate Asset Base Components of such Purchased Assets, as determined by Administrative Agent, on behalf of Buyers, after giving effect to such payment to the extent of remaining funds in the Applicable Account; and

(iv) fourth, to Seller, the remainder, if any.

If, on any Remittance Date, the amounts deposited in the Applicable Account shall be insufficient to make the payments required under (i) and (ii) above of this Section 5(b), and Seller does not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder.

(c) Unless an Event of Default shall have occurred and be continuing, any Principal Payment in respect of any Purchased Asset for which the Income thereof has been received by the Depository Bank during any Collection Period shall be applied, no later than two (2) Business Days after receipt of notice from Seller of its request to apply such payment in accordance with this subsection (c), as follows:

(i) first, to Administrative Agent, on behalf of Buyers, an amount equal to the product of (x) the amount of such Principal Payment multiplied by (y) a fraction, expressed as a percentage, the numerator of which equals the outstanding Purchase Price of such Purchased Asset and the denominator of which equals the outstanding principal balance of such Purchased Asset;

(ii) second, if a Margin Deficit for which notice of such Margin Deficit has been delivered shall exist with respect to one or more Purchased Assets, to Administrative Agent, on behalf of Buyers, to the extent of Income available after the payment made in accordance with Section 5(c)(i) above, an amount equal to the aggregate Margin Deficit until paid in full; and

(iii) third, to Seller the remainder, if any.

(d) If an Event of Default shall have occurred and be continuing, all cash flow from the REO Properties shall be delivered to Servicer and deposited by Servicer on behalf of Seller into the Applicable Account and all Income on deposit in the Applicable Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as determined in Administrative Agent’s, on behalf of Buyers, sole discretion pursuant to Section 14(b)(ii).

(e) If at any time during the term of any Transaction any Income is distributed to Seller with respect to the related Purchased Asset or Seller has otherwise received such Income and has made a payment in respect of such Income to Administrative Agent, on behalf of Buyers, pursuant to this Section 5, and for any reason such amount is required to be returned by any Buyer to an obligor under such Purchased Asset (either before or after the Repurchase Date), such Buyer, may provide Seller and Administrative Agent with notice of such required return, and Seller shall pay the amount of such required return to such Buyer by 11:00 a.m. (New York time) on the Business Day following Seller’s receipt of such notice.

(f) Subject to the other provisions hereof, Seller shall be responsible for all Transaction Costs in respect of any Purchased Assets to the extent it would be so obligated if the Purchased Assets had not been sold to Administrative Agent, on behalf of Buyers. Administrative Agent, on behalf of Buyers, shall provide Seller with notice of any Transaction Costs, and Seller shall pay the amount of any Transaction Costs to Administrative Agent, on behalf of Buyers, by 11:00 a.m. (New York time) on the later of (i) five (5) Business Days after the date on which Administrative Agent, on behalf of Buyers, has informed Seller that such amount is due under the Purchased Asset Documents and (ii) three (3) Business Days following Seller’s receipt of such notice.

6.
Security Interest

(a) Administrative Agent, Buyers, and Seller intend that all Transactions hereunder be sales to Administrative Agent, on behalf of Buyers, of the Purchased Assets (other than any Mezzanine Loan) for all purposes (other than for U.S. federal, state and local income tax purposes) and not loans from Buyers to Seller secured by the Purchased Assets. However, in the event that any Transaction is deemed to be a loan, Seller hereby pledges to Administrative Agent, on behalf of Buyers, as security for the performance by Seller of the Repurchase Obligations and hereby grants to Administrative Agent, on behalf of Buyers, a first priority security interest in all of Seller’s right, title and interest in and to the following (collectively, and together with the Mezzanine Loan Repurchase Assets (as defined below), the “Repurchase Assets”):

(i) all of the Purchased Assets (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Assets) and related Servicing Rights;

(ii) all Income from the Purchased Assets;

(iii) all insurance policies and insurance proceeds relating to any Purchased Asset or the related Eligible Property;

(iv) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing;

(v) all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing;

(vi) any other property, rights, titles or interests as are specified in the Confirmation and/or the Trust Receipt, the Purchased Asset Schedule or exception report with respect to the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created; and

(vii) the Blocked Account and all amounts and property from time to time on deposit therein.

(b) With respect to the security interest in the Repurchase Assets granted in Section 6(a) and Section 6(f) hereof, and with respect to the security interests granted in Sections 6(c) and 6(d), Administrative Agent, on behalf of Buyers, shall, upon the occurrence and during the continuance of an Event of Default, have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and any other applicable law and shall have the right to apply the Repurchase Assets or proceeds therefrom to the obligations of Seller under the Transaction Documents. In furtherance of the foregoing, (i) Administrative Agent, on behalf of Buyers, at Seller’s sole cost and expense, shall cause to be filed as a protective filing with respect to the Repurchase Assets and as a UCC filing with respect to the security interests granted in Sections 6(c) and 6(d) one or more UCC financing statements in form satisfactory to Administrative Agent, on behalf of Buyers (to be filed in the filing office indicated therein) and, with respect to Seller, containing the following collateral description “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect and, with respect to Pledgor, describing all of the items set forth in the definition of Collateral in the Pledge Agreement, in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer (including under Section 22 of this Agreement) and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (including, without limitation, by causing to be filed any amendments necessary to add or delete Repurchase Assets covered by the financing statement to reflect the purchase and repurchase of Purchased Assets) (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller and Pledgor shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be necessary or desirable or as may be requested by Administrative Agent, on behalf of Buyers, with respect to the perfection and priority of the outright transfer of the Purchased Assets and the security interest granted hereunder in the Repurchase Assets and the other collateral specified in Sections 6(c) and 6(d) and the rights and remedies of Administrative Agent, on behalf of Buyers, with respect to the Repurchase Assets (including under Section 22 of this Agreement) (including the payments of any fees and Taxes required in connection with the execution and delivery of this Agreement).

(c) Seller hereby pledges to Administrative Agent, for the benefit of Buyers, as security for the performance by Seller of the Repurchase Obligations and hereby grants to Administrative Agent, on behalf of Buyers, a first priority security interest in all of Seller’s right, title and interest in and to Seller’s rights under all Hedging Transactions relating to Purchased Assets entered into by Seller and all proceeds thereof. Seller shall take all action as is necessary or desirable to obtain consent to assignment of any such Hedging Transaction to Administrative Agent, on behalf of Buyers, and shall cause the counterparty under each such Hedging Transaction to enter into such document or instrument satisfactory to Administrative Agent, Seller and such counterparty, pursuant to which such counterparty will covenant and agree to accept notice from Administrative Agent, on behalf of Buyers, to redirect payments under such Hedging Transaction as Administrative Agent may direct. So long as no Event of Default shall be continuing, Administrative Agent, on behalf of Buyers, agrees that it will not redirect payments under any Hedging Transaction pledged to Administrative Agent, on behalf of Buyers, pursuant to the terms of this Section 6(c).

(d) Seller hereby pledges to Administrative Agent, on behalf of Buyers, as security for the performance by Seller of the Repurchase Obligations and hereby grants to Administrative Agent, on behalf of Buyers, a first priority security interest in all of Seller’s right, title and interest in and to the Servicing Rights and the Blocked Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Servicing Rights and the Blocked Account.

(e) In connection with the repurchase by Seller of any Purchased Asset in accordance herewith, upon receipt of the Repurchase Price by Administrative Agent, on behalf of Buyers, Administrative Agent, on behalf of Buyers, will deliver to Seller, at Seller’s expense, such documents and instruments as may be reasonably necessary and requested by Seller to reconvey such Purchased Asset and any Income related thereto to Seller.

(f) In order to further secure the Repurchase Obligations hereunder, Seller hereby grants, assigns and pledges to Administrative Agent, on behalf of Buyers, a fully perfected first priority security interest in the Mezzanine Loans, all replacements, substitutions or distributions on, or proceeds, payments and profits of, and records and files relating thereto, and all related Servicing Rights, the Transaction Documents (to the extent such Transaction Documents and Seller’s right thereunder relate to the Mezzanine Loans), all documentation governing the Mezzanine Loans, any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible, relating to the Mezzanine Loans, all insurance policies and insurance proceeds relating to any Mezzanine Loans or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance, Income, interest rate protection agreements, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Mezzanine Loans (including, without limitation, any other accounts) or any interest in Mezzanine Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Confirmation and/or Trust Receipt with respect to the Mezzanine Loans, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Mezzanine Loan Repurchase Assets”).

7.
Payment, Transfer and Custody

(a) Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Assets and all rights thereunder shall be transferred to Administrative Agent, on behalf of Buyers, or its designee (including Custodian) (other than for U.S. federal, state and local income tax purposes) against the simultaneous transfer of the Purchase Price by

Buyers to an account of Seller specified in the Confirmation relating to such Transaction. Administrative Agent, on behalf of Buyers, will provide Seller with a Power of Attorney to Seller, allowing Seller to administer, operate and service such Purchased Assets. Provided that no Event of Default shall have occurred and be continuing, such Power of Attorney to Seller shall be binding upon Administrative Agent, on behalf of Buyers, and Administrative Agent’s successors and assigns.

(b) With respect to each Table Funded Purchased Asset, Seller shall cause the Bailee to deliver to Administrative Agent by no later than 3:00 p.m. (New York time), on the Purchase Date, by electronic transmission a true and complete copy of the related Mortgage Note, Mezzanine Note or Participation Certificate (as applicable) with assignment in blank (as applicable), loan agreement, Mortgage or Mezzanine Pledge Agreement and limited liability company membership certificate (as applicable), Title Policy, the Insured Closing Letter and Escrow Instructions, if any, and the executed Bailee Agreement and Trust Receipt. In connection with the sale of each Purchased Asset, not later than 3:00 p.m. (New York time), two (2) Business Days prior to the related Purchase Date (or with respect to a Table Funded Purchased Asset not later than 3:00 p.m. (New York time) on the third (3rd) Business Day following the applicable Purchase Date), Seller shall deliver or cause Bailee to deliver (with a copy to Administrative Agent, on behalf of Buyers) and release to the Custodian (together with the Purchased Asset File Checklist), and shall cause the Custodian to deliver a Trust Receipt on the Purchase Date (or in the case of a Table Funded Purchased Asset, not later than two (2) Business Days following the receipt by the Custodian) confirming the receipt of, the original (or where indicated, copied) documents set forth on Schedule 2, pertaining to each of the Purchased Assets identified in the Purchased Asset File Checklist delivered therewith; provided that if Seller cannot deliver, or cause to be delivered, any of the original Purchased Asset Documents required to be delivered as originals (excluding the Mortgage Note, Mezzanine Note, the Assignment of Mortgage, the limited liability company membership certificate and, if applicable, the Participation Certificate, originals of which must be delivered at the time required under the provisions above), Seller shall deliver a photocopy thereof and an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original and shall use its best efforts to obtain and deliver such original document within one hundred eighty (180) days after the related Purchase Date (or such longer period after the related Purchase Date to which Administrative Agent, on behalf of Buyers, may consent in its sole discretion, so long as Seller is, as certified in writing to Administrative Agent, not less frequently than monthly, using its best efforts to obtain the original). After the expiration of such best efforts period, Seller shall deliver to Administrative Agent, on behalf of Buyers, a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document, and thereafter Seller shall have no further obligation to deliver the related original document. Notwithstanding the foregoing, Administrative Agent, on behalf of Buyers, shall, at its option, have the right to cancel the purchase of an Eligible Asset if all required originals have not been delivered as required in this Agreement.

(c) From time to time, Seller shall forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents on behalf of Administrative Agent, on behalf of Buyers, and as Administrative Agent, on behalf of Buyers, shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Administrative Agent, on behalf of Buyers, a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Administrative Agent, on behalf of Buyers, or its designee (including Custodian), Seller shall execute an omnibus Power of Attorney to Administrative Agent, on behalf of Buyers, irrevocably appointing Administrative Agent, on behalf of Buyers, its attorney-in-fact with full power to (i) complete and record any Assignment of Mortgage, (ii) complete the endorsement of any Mortgage Note, Mezzanine Note, limited liability company membership certificate or Participation Certificate (as applicable) and (iii) after the occurrence and during the continuance of an Event of Default, take such other steps as may be necessary or desirable to enforce Administrative Agent, on behalf of Buyers, rights against any Purchased Assets and the related Purchased Asset Files and the Servicing Records. Administrative Agent, on behalf of Buyers, shall deposit the Purchased Asset Files representing the Purchased Assets, or cause the Purchased Asset Files to be deposited directly, with Custodian to be held by Custodian on behalf of Administrative Agent, on behalf of Buyers. The Purchased Asset Files shall be maintained in accordance with Custodial Agreement. Any Purchased Asset File not delivered to Administrative Agent, on behalf of Buyers, or its designee (including Custodian) is and shall be held in trust by Seller or its designee for the benefit of Administrative Agent, on behalf of Buyers, as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Administrative Agent, on behalf of Buyers, or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Administrative Agent, on behalf of Buyers, for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Administrative Agent, on behalf of Buyers. Seller or its designee (including Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Administrative Agent, on behalf of Buyers,, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller or is pursuant to the order of a court of competent jurisdiction.

(d) On the date of this Agreement, Administrative Agent, on behalf of Buyers, shall have received all of the following items and documents, each of which shall be satisfactory to Administrative Agent, on behalf of Buyers, in form and substance:

(i) Transaction Documents. (A) This Agreement, duly executed and delivered by Seller and Administrative Agent, on behalf of Buyers; (B) the Custodial Agreement, duly executed and delivered by Seller, Administrative Agent, on behalf of Buyers, and Custodian;(C) the Blocked Account Agreement, duly executed and delivered by Seller, Administrative Agent, on behalf of Buyers, and Depository Bank; (D) the Fee Letter, duly executed and delivered by Seller and Administrative Agent, on behalf of Buyers; (E) the Guaranty, duly executed and delivered by Guarantor; (F) the Power of Attorney to Administrative Agent, on behalf of Buyers; (G) the Power of Attorney to Seller; (H) the Servicing Agreement and Servicer Acknowledgment duly executed by the parties thereto; (I) the Pledge Agreement, duly executed and delivered by Pledgor; and (J) the Filings, together with any other documents necessary or requested by Administrative Agent, on behalf of Buyers, to perfect the security interest granted by Seller in favor of Administrative Agent, on behalf of Buyers, for the benefit of Buyers, under this Agreement or any other Transaction Documents;

(ii) Fees and Costs. All Transaction Costs payable to Administrative Agent, on behalf of Buyers, in connection with the negotiation of the Transaction Documents;

(iii) Organizational Documents. Certified copies of the organizational documents of Seller, Pledgor and Guarantor and resolutions or other documents evidencing the authority of Seller, Pledgor and Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller and/or Guarantor from time to time in connection with the Transaction Documents (and Administrative Agent and Buyers may conclusively rely on such certifications until it receives notice in writing from Seller, Pledgor or Guarantor, as the case may be, to the contrary);

(iv) Legal Opinion. Opinions of counsel to Seller, Pledgor and Guarantor in form and substance satisfactory to Administrative Agent and Buyers as to authority, enforceability of the Transaction Documents to which it is a party, perfection, bankruptcy safe harbors, the Investment Company Act and such other matters as may be requested by Administrative Agent; and

(v) Other Documents. Such other documents as Buyer may reasonably request.

8.
Certain Rights of ADMINISTRATIVE AGENT, ON BEHALF OF Buyers, with respect to the Purchased Assets

(a) Subject to the terms and conditions of this Agreement and other than for U.S. federal, state and local income tax purposes, title to all Purchased Assets shall pass to Administrative Agent, on behalf of Buyers, on the applicable Purchase Date, and Administrative Agent, on behalf of Buyers, and Buyers shall have free and unrestricted use of its interest in the Purchased Assets in accordance with the terms and conditions of the Purchased Asset Documents. Subject to the provisions of Article 17 of this Agreement, nothing in this Agreement or any other Transaction Document shall preclude Administrative Agent, on behalf of Buyers, and Buyers from engaging (at its expense) in repurchase transactions with the Purchased Assets with Persons in conformity with the terms and conditions of the Purchased Asset Documents or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets to Persons in conformity with the terms and conditions of the Purchased Asset Documents, but no such transaction shall relieve Administrative Agent, on behalf of Buyers, or Buyers of its obligations to transfer the Purchased Assets to Seller pursuant to Section 3 of this Agreement or of Administrative Agent’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Agreement or of the obligations of Buyer pursuant to Section 17 of this Agreement, otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Administrative Agent, on behalf of Buyers, to segregate any Purchased Assets delivered to Administrative Agent, on behalf of Buyers, by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller other than as permitted herein. Subject to the terms and conditions of this Agreement, any documents delivered to Custodian pursuant to Section 7 of this Agreement shall be released only in accordance with the terms and conditions of the Custodial Agreement.

9.
Extension of Facility Termination Date

(a) Extension of Facility Termination Date. At the request of Seller delivered to Administrative Agent no earlier than ninety (90) days and no later than thirty (30) days before the applicable Facility Termination Date, Seller may annually request an extension of the then current Facility Termination Date for a one (1) year period (each an “Extension Term”). Such requests may be approved or denied in Administrative Agent’s sole discretion, and in any case shall be approved only if (i) no Default, Event of Default or Margin Deficit shall exist on the date of Seller’s request to extend or on the then current Facility Termination Date, (ii) all representations and warranties made by Seller, Pledgor and Guarantor in the Transaction Documents shall be true, correct, complete and accurate in all respects as of the then current Facility Termination Date (except such representations which (x) by their terms speak as of a specified date and subject to any exceptions disclosed to Administrative Agent in an Exception Report prior to such date and approved by Administrative Agent or (y) that are applicable to an REO Asset), and (iii) on or before the then current Facility Termination Date, Seller shall have paid the Annual Fee to Administrative Agent, on behalf of Buyers.

10.
Representations

Seller represents and warrants to Administrative Agent and Buyers, that as of the date of this Agreement and as of each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:

(i) Organization. Seller (A) is a limited liability company duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware; (B) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business; (C) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary, to (1) own and hold its assets and to carry on its business as now being conducted and proposed to be conducted and (2) to execute the Transaction Documents and enter into the Transactions thereunder, and (D) has all requisite limited liability company or other power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii) Authorization; Due Execution; Enforceability. The execution, delivery and performance by Seller of each of this Agreement and each of the Transaction Documents have been duly authorized by all necessary limited liability company or other action on its part. The Transaction Documents have been duly executed and delivered by Seller for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Non‑Contravention; Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (A) conflict with or result in a breach of the organizational documents of Seller (B) conflict with any applicable law (including, without limitation, Prescribed Laws), rule or regulation or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any Governmental Authority applicable to Seller, (C) result in the creation or imposition of any lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents or (D) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound, in the case of clauses (B), (C) and (D) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.

(iv) Litigation; Requirements of Law. There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any of its assets which (A) may, individually or in the aggregate, result in any Material Adverse Effect; (B) may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents; (C) makes a nonfrivolous claim or claims in an amount greater than Five Hundred Thousand and No/100 Dollars ($500,000.00); or (D) requires filing with the SEC in accordance with the 1934 Act or any rules thereunder. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v) No Broker. Seller has not dealt with any broker, investment banker, agent or other Person (other than Morgan Stanley Bank, N.A. or an Affiliate thereof) who may be entitled to any commission or compensation in connection with the sale of the Purchased Assets pursuant to any Transaction Documents.

(vi) Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Administrative Agent, on behalf of Buyers, from Seller, such Purchased Assets are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer to Administrative Agent, on behalf of Buyers (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and are not subject to any rights of setoff, any prior sale, transfer, assignment, or participation by Seller or any agreement (other than the Transaction Documents) by Seller to assign, convey, transfer or participate in such Purchased Assets, in whole or in part, and Seller is the sole legal record and beneficial owner of, and owns and has the right to sell and transfer, such Purchased Assets to Administrative Agent, on behalf of Buyers, and, upon transfer of such Purchased Assets to Administrative Agent, on behalf of Buyers, Administrative Agent, on behalf of Buyers, shall be the owner of such Purchased Assets (other than for U.S. federal, state and local income tax purposes) free of any adverse claim, subject to Seller’s rights pursuant to this Agreement. In the event that the related Transaction is recharacterized as a secured financing of the Purchased Assets and with respect to the security interests granted in Section 6(a), Section 6(c) and Section 6(d), and Section 6(f), the provisions of this Agreement and the filing of the Filings are effective to create in favor of Administrative Agent, on behalf of Buyers, a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets specified in Section 6(a) and the other collateral specified in Section 6(c), Section 6(d) and Section 6(f), and Administrative Agent, on behalf of Buyers, shall have a valid, perfected and enforceable first priority security interest in the Repurchase Assets and such other collateral, subject to no lien or rights of others other than as granted herein.

(vii) No Default; No Material Adverse Effect. No Default or Event of Default exists under or with respect to the Transaction Documents. To Seller’s knowledge, there are no post-Transaction facts or circumstances that have a Material Adverse Effect on any Purchased Asset that Seller has not notified Administrative Agent of in writing.

(viii) Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File. Each Purchased Asset sold hereunder, as of the applicable Purchase Date for the Transaction in question, conforms to the applicable representations and warranties set forth in Exhibit III attached hereto, except as has been disclosed to Administrative Agent in an Exception Report prior to Administrative Agent’s, on behalf of Buyers, issuance of a Confirmation with respect to the related Purchased Asset. It is understood and agreed that the representations and warranties set forth in Exhibit III hereto (as modified by any Exception Report disclosed to Administrative Agent in writing prior to Administrative Agent’s, on behalf of Buyers, issuance of a Confirmation with respect to the related Purchased Asset), shall survive delivery of the respective Purchased Asset File to Administrative Agent, on behalf of Buyers, or its designee (including Custodian). With respect to each Purchased Asset, the Purchased Asset File and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered to Administrative Agent, on behalf of Buyers, or Bailee, as applicable, or to Custodian on behalf of Administrative Agent, on behalf of Buyers. Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian.

(ix) Adequate Capitalization; No Fraudulent Transfer. After giving effect to each Transaction (A) the amount of the “present fair saleable value” of the assets of Seller will, as of such date, exceed the amount of all “liabilities of Seller, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (B) the present fair saleable value of the assets of Seller will, as of such date, be greater than the amount that will be required to pay the liabilities of Seller on its debts as such debts become absolute and matured, (C) Seller will not have, as of such date, an unreasonably small amount of capital with which to conduct its businesses, and (D) Seller will be able to pay its debts as they mature. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any New Asset with any intent to hinder, delay or defraud any of its creditors. For purposes of this Section 10(ix), “debt” means “liability on a claim”, “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

(x) Organizational Documents. Seller has delivered to Administrative Agent, on behalf of Buyers, true and correct certified copies of its organizational documents, together with all amendments thereto.

(xi) No Encumbrances. Except to the extent expressly set forth in this Agreement, there are (A) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets (B) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets and (C) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except, in each of the foregoing instances, as contemplated by the Transaction Documents.

(xii) No Investment Company or Holding Company. Neither Seller, Pledgor nor Guarantor is an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(xiii) Taxes. Seller has filed or caused to be filed all federal and other material tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority and which are otherwise due and payable on or before the date hereof, except, in each case, (a) Taxes that are being contested in good faith and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed against any of Seller’s assets, and, to Seller’s knowledge, no material claims are being asserted with respect to any such Taxes, fees or other charges (except for liens or claims with respect to Taxes not yet due and payable or with respect to Taxes that are being contested in good faith and for which adequate reserves are being maintained in accordance with GAAP).

(xiv) ERISA. Neither Seller nor any ERISA Affiliate (A) sponsors or maintains any Plans or (B) makes any contributions to or has any liabilities or obligations (direct or contingent)

with respect to any Plans. Seller does not hold Plan Assets, and the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar Requirements of Law.

(xv) Judgments/Bankruptcy. Except as disclosed in writing to Administrative Agent, on behalf of Buyers, there are no judgments against Seller, Pledgor or Guarantor that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller, Pledgor or Guarantor.

(xvi) Full and Accurate Disclosure. No information provided pursuant to or during the negotiation of the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents (including any certification of Bailee), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xvii) Financial Information. All financial data concerning Seller, Pledgor and Guarantor and, to Seller’s actual knowledge, all data concerning the Purchased Assets that has been delivered to Administrative Agent, on behalf of Buyers, by Seller, any Affiliate of Seller or Seller’s advisors is true, complete and correct in all material respects and has been prepared in accordance with GAAP (to the extent applicable). Since the delivery of such data, except as otherwise disclosed in writing to Administrative Agent, on behalf of Buyers, there has been no material adverse change in the business or financial condition of Seller, Pledgor or Guarantor or, to Seller’s actual knowledge, the Purchased Assets, or in the results of operations of Seller, Pledgor or Guarantor.

(xviii) Jurisdiction of Organization. Seller’s jurisdiction of organization is the State of Delaware.

(xix) Location of Books and Records. The location where Seller keeps its books and records is at its chief executive office at the address for notices specified on Annex I.

(xx) Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit V attached to this Agreement.

(xxi) Use of Proceeds; Regulations T, U and X. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents; provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provision of Regulations T, U and X.

(xxii) Regulatory Status. Seller is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(xxiii) Hedging Transactions. As of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred with respect thereto.

(xxiv) Anti-Money Laundering. The operations of Seller, Pledgor, Guarantor and their Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those required by the Prescribed Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller, Pledgor or Guarantor or any of their Subsidiaries with respect to the Prescribed Laws is pending or, to the best knowledge of Seller, threatened.

(xxv) OFAC.

(A) None of Seller, any director, officer or employee of Seller, or to Seller’s knowledge, any agent, Affiliate or representative of Seller, is a Person that is, or is owned or controlled by a Person that is: (1) the subject of any sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, or His Majesty’s Treasury (collectively, “Sanctions”); or (2) located, organized or resides in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, (a) the region of Crimea (including Sevastopol), Donetsk or Luhansk regions of Ukraine, Cuba, Iran, North Korea and Syria; (b) Russia, Belarus, and Venezuela; and (c) any other country, territory or region that is or becomes, or whose government is or becomes, the subject of comprehensive territorial sanctions).

(B) Seller is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(xxvi) Anti-Corruption.

(A) None of Seller, its directors, officers, or employees, or, to Seller’s knowledge, any agent, Affiliate or representative of Seller or any Affiliate of them, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage, in each case in violation of applicable anti-corruption or anti-bribery laws.

(B) Seller and, to Seller’s knowledge, Seller’s Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained in this Section 10(xxvi).

11.
Negative Covenants of Seller

On and as of date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding, Seller shall not without the prior written consent of Administrative Agent, on behalf of Buyers:

(a) subject to Seller’s right to repurchase the Purchased Assets, take any action which would directly or indirectly materially impair or adversely affect Administrative Agent’s title to the Purchased Assets;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, including, without limitation, any effective transfer or other disposition as a result of a Division of Seller, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Administrative Agent, on behalf of Buyers, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Administrative Agent, on behalf of Buyers, except where the Purchased Assets in question are simultaneously repurchased from Administrative Agent, on behalf of Buyers;

(c) create, incur or permit to exist any lien, charge, encumbrance or security interest in or on any of the Repurchase Assets or other collateral subject to the security interests granted by Seller pursuant to Section 6 of this Agreement;

(d) create, incur or permit any lien, security interest, charges, or encumbrances with respect to any Repurchase Assets or Hedging Transaction relating to the Purchased Assets for the benefit of any Person other than Administrative Agent, on behalf of Buyers;

(e) consent or assent to a Significant Modification of any Purchased Asset;

(f) take any action or permit such action to be taken which would result in a Change of Control;

(g) after the occurrence and during the continuation of any Default or Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; provided, however, that notwithstanding anything in this paragraph (g) to the contrary, Seller shall be permitted to declare and/or pay any dividends and distributions to its shareholders or equity owners in order for Guarantor to (x) maintain its status as a real estate investment trust (as defined under Section 856 of the Code) for U.S. federal and state income tax purposes and (y) avoid the payment of federal or state income or excise tax;

(h) sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan;

(i) engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Administrative Agent or any Buyer, of any of its rights under this Agreement, the Purchased Assets or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other similar Requirement of Law;

(j) make any future advances under any Purchased Asset to any underlying obligor that are not permitted by the related Purchased Asset Documents;

(k) seek its dissolution, liquidation, Division or winding up, in whole or in part;

(l) incur any Indebtedness except as provided in Section 13(i) hereof or otherwise cease to be a Single-Purpose Entity;

(m) permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Administrative Agent, on behalf of Buyers, in its sole discretion;

(n) acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property that is senior to or pari passu with the rights and interests of Administrative Agent, on behalf of Buyers, therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;

(o) directly or indirectly use the proceeds from any Transaction, or lend contribute or otherwise make available such proceeds to any other Person (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including Administrative Agent or any Buyer); or

(p) directly or indirectly use the proceeds from any Transaction or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing or facilitating any activity that would violate applicable anti-corruption laws, rules, or regulations.

(q) use any escrow or reserve held pursuant to the Purchased Asset Documents in its possession or control for any reason other than uses permitted under the Purchased Asset Documents.

12.
Affirmative Covenants of Seller

On and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:

(a) Seller shall promptly notify Administrative Agent of any event and/or condition that is likely to have a Material Adverse Effect of which Seller has knowledge.

(b) Seller shall give notice to Administrative Agent of the following (accompanied by an Officer’s Certificate setting forth details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto):

(i) promptly upon receipt by Seller of notice or knowledge of the occurrence of any Event of Default;

(ii) with respect to any Purchased Asset sold to Administrative Agent, on behalf of Buyers, hereunder, promptly following receipt of any unscheduled Principal Payment (in full or in part);

(iii) with respect to any Purchased Asset sold to Administrative Agent, on behalf of Buyers, hereunder, promptly following receipt by Seller of notice or knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Property;

(iv) promptly upon receipt of notice by Seller or knowledge of (A) any Purchased Asset that becomes a Defaulted Asset, (B) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Asset or, to Seller’s knowledge, the underlying collateral therefor, (C) any event or change in circumstances that has or could reasonably be expected to have a material adverse effect on the market value of a Purchased Asset, (D) any change with respect to Servicer or in the servicing of any Purchased Asset, or (E) any regulatory, including licensing, violations with respect to any Purchased Asset;

(v) promptly, and in any event within ten (10) days after service of process on any of the following, give to Administrative Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller, Pledgor or Guarantor or affecting any of the assets of Seller, Pledgor or Guarantor before any Governmental Authority that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (B) makes a claim or claims in an aggregate amount greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) with respect to Seller or Pledgor or One Hundred Million and No/100 Dollars ($100,000,000.00) with respect to Guarantor, (C) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect, (D) requires filing with the SEC in accordance with the 1934 Act and any rules thereunder or (E) raises any lender licensee issues with respect to any Purchased Asset;

(vi) promptly upon any transfer of any underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor of which Seller has knowledge, whether or not consent to such transfer is required under the applicable Purchased Asset Documents;

(vii) promptly, and in any event within ten (10) days after Seller or any of its ERISA Affiliates knows or has reason to know that any “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur in respect of a Plan that, individually or in the aggregate, either has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(viii) a breach of any representation or warranty by Seller under Exhibit III attached hereto;

(ix) with respect to any Future Advance Asset, if Seller has failed to fund any additional advance to the related Mortgagor as and when required under, and otherwise in accordance with, the terms and conditions of the related Purchased Asset Documents; and

(x) there is a Change of Control.

(c) Seller shall provide Administrative Agent with copies of such documents as Administrative Agent, on behalf of Buyers, may reasonably request evidencing the truthfulness of the representations set forth in Section 10 hereof, to the extent such documents are in Seller’s possession; provided, however, that Seller shall use commercially reasonable efforts to obtain such documents as Administrative Agent may reasonably request that are not in the Seller’s possession.

(d) Seller shall defend the right, title and interest of Administrative Agent, on behalf of Buyers, in and to the Purchased Assets and any Hedging Transactions against, and take such other action as is necessary to remove, any liens, security interests, claims, encumbrances, charges and demands of all Persons thereon (other than security interests granted to Administrative Agent, on behalf of Buyers, hereunder), and take any such other action as is necessary to obtain or preserve a first priority perfected security interest in the Purchased Assets and any Hedging Transactions.

(e) Seller will permit Administrative Agent or any Buyer, or its designated representative to inspect any of Seller’s records with respect to all or any portion of the Purchased Assets and the conduct and operation of its business related thereto upon Administrative Agent or such Buyer’s reasonable notice at such reasonable times and with reasonable frequency requested by Administrative Agent or any Buyer, or its designated representative and to make copies of extracts of any and all thereof, subject to terms of any confidentiality agreement between Administrative Agent or such Buyer and Seller. Administrative Agent and Buyers shall act in a commercially reasonable manner in requesting and conducting any inspection related to the conduct and operation of Seller’s business.

(f) If any amount payable under or in connection with any of the Purchased Assets shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall be immediately delivered to Administrative Agent, on behalf of Buyers, or its designee, duly endorsed in a manner satisfactory to Administrative Agent or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Asset, Seller shall immediately deliver or forward such item of collateral or other security to Administrative Agent, on behalf of Buyers, or its designee, together with such instruments of assignment as Administrative Agent may reasonably request.

(g) Seller shall provide (or cause to be provided) to Administrative Agent, on behalf of Buyers, the following financial and reporting information:

(i) within fifteen (15) days following the end of each calendar month, the Monthly Statement;

(ii) within sixty (60) days following the end of each fiscal quarter, the Quarterly Report, together with all operating statements and occupancy information that Seller or Servicer has received relating to the Purchased Assets for the related fiscal quarter;

(iii) within sixty (60) days after the end of the first three (3) fiscal quarters and within one hundred twenty (120) days after the end of each fiscal year, a Financial Covenant Compliance Certificate;

(iv) within sixty (60) days following the end of each of the first three quarters, and within one hundred twenty (120) days following the end of each fiscal year, as the case may be, an Officer’s Certificate of Seller in form and substance reasonably satisfactory to Administrative Agent, on behalf of Buyers, certifying that during such fiscal quarter or year Seller has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that there has occurred no Event of Default and no event or circumstance has occurred that is reasonably likely to result in a Material Adverse Effect;

(v) as soon as available and in any event within sixty (60) days after the end of each quarter (other than the last fiscal quarter of each fiscal year), the unaudited consolidated balance sheets of Guarantor and its consolidated subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a responsible officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Guarantor and its consolidated subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end adjustments);

(vi) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the audited consolidated balance sheets of Guarantor and its consolidated subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its respective consolidated subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP (Information required to be delivered pursuant to clauses (v) and (vi) of this Section shall be deemed to have been delivered on the date on which the Guarantor posts such information on the Guarantor’s website on the internet or the SEC posts such information on their website at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in a written notice to the Administrative Agent and accessible by the Administrative Agent without charge);

(vii) within ten (10) Business Days after Administrative Agent’s reasonable request, such further information with respect to the operation of any Mortgaged Property, Purchased Asset, the financial affairs of Seller, Pledgor or Guarantor and any Plan and Multiemployer Plan as may be reasonably requested by Administrative Agent, on behalf of Buyers, including all business plans prepared by or for Seller;

(viii) within thirty (30) Business Days of the request of Administrative Agent, on behalf of Buyers, no more often than annually, updated Appraisals of the Mortgaged Properties relating to the Purchased Assets, at Seller’s sole cost and expense; provided, that, so long as no Event of Default has occurred and is continuing, Buyer’s requests shall be limited to one for each Purchased Asset in any twelve (12) month period and the cost and expense of such Appraisals shall be at Buyer’s sole cost and expense; and

(ix) such other reports as Administrative Agent, on behalf of Buyers, shall reasonably request.

(h) Seller shall at all times comply in all material respects with all laws (including, without limitation, Prescribed Laws), ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.

(i) Seller agrees that, from time to time upon the prior written request of Administrative Agent, on behalf of Buyers, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Administrative Agent may reasonably request in order to insure compliance with all Prescribed Laws and to fully effectuate the purposes of this Agreement and (B) provide such opinions of counsel concerning matters relating to the Prescribed Laws as

Administrative Agent may reasonably request; provided, however, that nothing in this Section 12(j) shall be construed as requiring Administrative Agent to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants under this Agreement. In order to enable Administrative Agent, Buyers, and their respective Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the Prescribed Laws and regulations thereunder, Seller, on behalf of itself and its Affiliates, represents and covenants to Administrative Agent, Buyers, and their Affiliates that: (A) neither Seller, nor, any of its Affiliates, is a Prohibited Person and (B) Seller is not acting on behalf of or on behalf of any Prohibited Person. Seller agrees to promptly notify Administrative Agent, on behalf of Buyers, or a person appointed by Administrative Agent, on behalf of Buyers, to administer its anti-money laundering program, if applicable, of any change in information affecting this Section 12(i).

(j) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(k) Seller shall advise Administrative Agent in writing of the opening of any new chief executive office of Seller, Pledgor or Guarantor or the closing of any such office and of any change in Seller’s, Pledgor’s or Guarantor’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(l) Seller shall pay when due all Transaction Costs. Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Purchased Assets that, in each case, in any manner would create any lien or charge upon the Purchased Assets, except (i) for any such Taxes, levies, liens or other charges as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(m) Seller shall maintain its existence as a limited liability company organized solely and in good standing under the law of the State of Delaware and shall not dissolve, liquidate, be subject to a Division, merge with or into any other Person or otherwise change its organizational structure or documents or identity or incorporate or organize in any other jurisdiction.

(n) Seller shall maintain all records with respect to the Purchased Assets and the conduct and operation of its business with no less a degree of prudence than if the Purchased Assets were held by Seller for its own account and will furnish Administrative Agent upon request by Administrative Agent or its designated representative, with information reasonably obtainable by Seller with respect to the Purchased Assets and the conduct and operation of its business.

(o) Seller shall provide Administrative Agent with notice of each modification of any Purchased Asset Documents consented to by Seller (including such modifications which do not constitute a Significant Modification).

(p) Seller shall provide Administrative Agent with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Administrative Agent, on behalf of Buyers, may reasonably request.

(q) Seller may propose, and Administrative Agent, on behalf of Buyers, will consider, but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Asset that has become a Defaulted Asset.

(r) Seller shall not cause any Purchased Asset to be serviced by any servicer other than a servicer expressly approved in writing by Administrative Agent, on behalf of Buyers. Seller shall provide written notification to Administrative Agent within one (1) Business Day of Seller obtaining knowledge of any rating agency reducing the credit or servicer rating applicable to any servicer.

(s) If Seller shall at any time become entitled to receive or shall receive any rights related to a Purchased Asset, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Administrative Agent, on behalf of Buyers, agent, hold the same in trust for Administrative Agent, on behalf of Buyers, and deliver the same forthwith to Administrative Agent, on behalf of Buyers (or Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Administrative Agent, on behalf of Buyers, if required, together with all related and necessary duly executed Transfer Documents to be held by Administrative Agent, on behalf of Buyers, hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyers, hold such money or property in trust for Buyers, segregated from other funds of Seller, as additional collateral security for the Transactions.

(t) To the extent any additional limited liability company is formed by Division of Seller (and without prejudice to Section 11), Seller shall cause any such additional limited liability company to transfer, convey and assign to Administrative Agent, on behalf of Buyers, on a servicing released basis all of such additional limited liability company’s right, title and interest in and to the Purchased Assets, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by Seller on the initial Purchase Date of all of Seller’s right, title and interest in and to the Purchased Assets, together with all related Servicing Rights.

(u) As soon as available in connection with any Conversion, Seller shall provide Administrative Agent with the REO Budget, which shall be subject to Administrative Agent’s reasonable approval; provided, that, for the avoidance of doubt, delivery of the REO Budget shall not be a condition to any Conversion, rather the REO Budget shall be delivered to Administrative Agent when required to be delivered by the applicable Approved Property Manager pursuant to the related property management agreement.

(v) Seller shall keep Administrative Agent reasonably informed regarding the status of any Conversion and agrees to consult with Administrative Agent regarding any material developments regarding such Conversion; provided, that, Administrative Agent shall not have any consent rights to initiate or complete any such foreclosure of similar proceedings (subject to such Conversion being completed in accordance with the terms and conditions or this Agreement).

(w) As soon as practicable but in no event later than the date which is thirty (30) days after the date hereof or such later date as approved by Administrative Agent in its sole discretion (which approval may be via e-mail), Seller shall cause the execution and delivery of the following:

(i) the Blocked Account Agreement; and

(ii) an opinion of counsel with respect to the due authority, enforceability and perfection in connection with the Blocked Account Agreement in form and substance (to the extent applicable) substantially similar to the opinion of counsel delivered as of the date hereof relating to the other Transaction Documents.

13.
Single-Purpose Entity

Seller hereby represents and warrants to Administrative Agent and Buyers, and covenants with Administrative Agent and Buyers, that, on and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding:

(a) it is and intends to remain solvent, and it has paid and will pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due;

(b) it has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement;

(c) it has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence;

(d) it has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required or permitted under GAAP or as a matter of law);

(e) it has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Seller), it shall correct any known misunderstanding regarding its status as a separate entity, it shall conduct business in its own name, it shall not identify itself or any of its Affiliates as a division or part of the other and it shall maintain and utilize separate stationery, invoices and checks;

(f) it has not owned and will not own any property or any other assets other than the Purchased Assets, cash and its interest under any associated Hedging Transactions;

(g) it has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Purchased Assets and the associated Hedging Transactions in accordance with the applicable provisions of the Transaction Documents;

(h) it has not entered into, and will not enter into, any contract or agreement with any of its affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with Persons other than such affiliate;

(i) it has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed Two Hundred Thousand Dollars and No/100 Dollars ($200,000.00) at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred;

(j) it has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Assets);

(k) it will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contribution to Seller;

(l) neither it nor Guarantor will seek (A) the dissolution, liquidation, Division or winding up, in whole or in part of Seller or (B) the division of Seller into two (2) or more limited liability companies or other legal entities;

(m) it will not commingle its funds and other assets with those of any of its Affiliates or any other Person;

(n) it has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(o) it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person;

(p) it will (i) have at all times at least one (1) Independent Director and (ii) provide Administrative Agent with up-to-date contact information for all Independent Directors and a copy of the agreement pursuant to which each Independent Director consents to and serves as an Independent Director for Seller;

(q) its organizational documents shall provide that (i) no Independent Director of Seller may be removed or replaced without Cause, (ii) Administrative Agent be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(r) it shall not, without the consent of its Independent Directors, institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of it or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; and

(s) it shall not have any Subsidiaries (other than with respect to an REO Asset) or employees.

14.
Events of Default; Remedies

(a) Events of Default. The following shall constitute an event of default (each, an “Event of Default”) by Seller hereunder:

(i) failure of Seller to repurchase one or more Purchased Assets on the applicable Repurchase Date;

(ii) failure of Seller to apply any Income received by Seller (or Servicer on behalf of Seller) in accordance with the provisions hereof;

(iii) if any of the Transaction Documents shall for any reason (A) not cause, or shall cease to cause, Administrative Agent, on behalf of Buyers, to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c), 6(d) or 6(f) hereof free of any adverse claim, liens and other rights of others (other than as granted herein); (B) cease, if a Transaction is recharacterized as a secured financing, to create a valid first priority perfected security interest in favor of Administrative Agent, on behalf of Buyers, in the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c), 6(d) or 6(f) hereof; or (C) cease to be in full force and effect or if the enforceability of any of them is challenged or repudiated by Seller, Pledgor, Guarantor or Servicer or any other Person;

(iv) failure of Seller to make the payments required under Section 4(a) or Section 5(b) hereof on the date such payment is due;

(v) failure of Seller, Pledgor or Guarantor to make any other payment owing to Buyers which has become due, whether by acceleration or otherwise, under the terms of this Agreement or any other Transaction Document which failure is not remedied within the period specified herein or, if no period is specified for such payments three (3) Business Days after written notice thereof to Seller from Administrative Agent, on behalf of Buyers;

(vi) breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11 of this Agreement if such breach is not cured within ten (10) Business Days after the earlier of receipt of notice thereof from Administrative Agent or the actual knowledge of such breach by Seller to remedy such breach;

(vii) a Change of Control shall have occurred with respect to Seller, Pledgor or Guarantor;

(viii) any representation made by Seller or Pledgor herein or in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such incorrect or untrue representation exists and continues unremedied for five (5) Business Days after the earlier of receipt of written notice thereof from Administrative Agent or Seller’s actual Knowledge of such incorrect or untrue representation; provided that the representations and warranties made by Seller in Sections 10(vi) or 10(viii) hereof shall not be considered an Event of Default if incorrect or untrue in any material respect (which determination shall be made with respect to the representations and warranties in Exhibit III without regard to any knowledge qualifier therein), if Administrative Agent, on behalf of Buyers, terminates the related Transaction and Seller repurchases the related Purchased Asset(s) on an Early Repurchase Date no later than five (5) Business Days after receiving written notice of such incorrect or untrue representation; provided, however, that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;

(ix) (A) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) shall have been rendered against Seller and remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed or (B) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than One Hundred Million and No/100 Dollars ($100,000,000.00) shall have been rendered against Guarantor and remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed;

(x) (A) Seller or Pledgor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default involves the failure to pay an obligation in excess of Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) or (B) Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default involves the failure to pay an obligation in excess of One Hundred Million and No/100 Dollars ($100,000,000.00); provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller, Pledgor or Guarantor, as the case may be, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xi) the breach by Guarantor of (A) any financial covenant set forth in Section 9 of the Guaranty or (B) any other term, covenant, obligation or condition set forth in the Guaranty; provided, however, that any such default or breach under clause (B) only shall not constitute an Event of Default if Guarantor cures such default or breach, as the case may be, within ten (10) Business Days after notice thereof from Administrative Agent to such Guarantor or Seller, provided, further, that if such default or breach under clause (B) is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period and Guarantor shall have commenced to cure such default or breach within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Guarantor, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed fifteen (15) Business Days from Guarantor’s or Seller’s receipt of Administrative Agent’s notice of such default;

(xii) if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this Section 14(a), and such breach or failure to perform is susceptible of cure and is not remedied within (A)the specified cure period or (B) if no cure period is specified, five (5) Business Days after notice thereof to Seller by Administrative Agent, or its successors or assigns; provided, however, that with respect to clause (B) only, if such default is susceptible of cure but cannot reasonably be cured within such five (5) Business Day period; and provided further that Seller shall have commenced to cure such default within such five (5) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed fifteen (15) days from Seller’s receipt of Administrative Agent, on behalf of Buyers, notice of such default;

(xiii) an Act of Insolvency shall have occurred with respect to Seller, Pledgor or Guarantor;

(xiv) Reserved;

(xv) an “event of default” or “facility termination event” (as defined in the agreements relating to a facility described below), by Seller, Pledgor, Guarantor or a Subsidiary of Guarantor beyond any applicable notice and cure period, shall have occurred under (A) any repurchase facility, loan facility or hedging transaction entered into by Seller, Pledgor, Guarantor or any Subsidiary of Guarantor and any Buyer, or any Affiliate of any Buyer, (B) any repurchase facility, loan facility or hedging transaction with any Buyer, or any Affiliate of any Buyer, in which Seller, Pledgor, Guarantor or any Subsidiary of Guarantor is a guarantor or (C) any Hedging Transaction entered into by Seller, Pledgor, Guarantor or any Subsidiary of Guarantor or in which Seller, Pledgor, Guarantor or any Subsidiary of Guarantor is a guarantor;

(xvi) any of the representations and warranties of Guarantor in the Guaranty or in any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; or

(xvii) if Pledgor shall breach or fail to perform any of the terms, covenants, obligations or conditions of the Pledge Agreement, and such breach or failure to perform is susceptible of cure and is not remedied within the specified cure period or if no cure period is specified, ten (10) Business Days after notice thereof to Seller or Pledgor by Administrative Agent, or its successors or assigns; provided, however, that with respect to clause (B) only, if such default is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period; and provided further, that Pledgor shall have commenced to cure such default within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed fifteen (15) Business Days from Pledgor’s or Seller’s receipt of Administrative Agent’s notice of such default.

(b) Remedies. If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Administrative Agent, on behalf of Buyers:

(i) At the option of Administrative Agent, on behalf of Buyers, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller, Pledgor or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised, the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).

(ii) If Administrative Agent, on behalf of Buyers, exercises or is deemed to have exercised the option referred to in Section 14(b)(i) hereof (A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date, and all Income deposited in the Blocked Account shall be retained by Administrative Agent, on behalf of Buyers, and applied to the Repurchase Obligations; (B) the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Asset accrued at the Pricing Rate applicable upon an Event of Default for such Transaction; and (C) Custodian shall, upon the request of Administrative Agent, on behalf of Buyers (with simultaneous copy of such request to Seller), deliver to Administrative Agent, on behalf of Buyers, all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets; and (D) this Agreement shall automatically terminate, except with respect to those provisions which by their terms survive the termination of this Agreement.

(iii) Administrative Agent, on behalf of Buyers, may, after ten (10) days’ notice to Seller of Administrative Agent’s, intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9-611(d) of the UCC), (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Administrative Agent, on behalf of Buyers, may deem to be satisfactory any or all of the Purchased Assets on a servicing released basis or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate Repurchase Obligations. The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied: first, to the costs and expenses incurred by Administrative Agent and Buyers, in connection with Seller’s default; second, to the costs of cover and/or Hedging Transactions, if any; third, to the Repurchase Price; fourth, to all other outstanding Repurchase Obligations; and fifth, the balance, if any, to Seller. In the event that Buyers shall not have received repayment in full of the Repurchase Obligations following its liquidation of the Purchased Assets, Administrative Agent, on behalf of Buyers, may, in its sole discretion, pursue Seller, Pledgor and Guarantor (to the extent provided in the Guaranty) for all or any part of any deficiency.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Assets shall not require a public purchase or sale and that a private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Administrative Agent, on behalf of Buyers, may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Administrative Agent, on behalf of Buyers, to liquidate any Purchased Assets following the occurrence of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Administrative Agent or Buyers.

(v) Seller shall be liable to Administrative Agent, on behalf of Buyers, for (A) the amount of all expenses, including reasonable legal fees and expenses of counsel, incurred by Administrative Agent, on behalf of Buyers, in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions or Hedging Transactions (including short sales) or entering into replacement transactions, (C) all damages, losses, judgments, costs and other expenses of any kind that may be imposed on, incurred by or asserted against Administrative Agent, on behalf of Buyers, relating to or arising out of such hedging transactions or covering transactions, and (D) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi) Administrative Agent, on behalf of Buyers, may exercise any or all of the remedies available to Administrative Agent and Buyers, immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Administrative Agent or Buyers may have.

(vii) Administrative Agent, on behalf of Buyers, may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Administrative Agent or Buyers to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii) Without limiting any other rights or remedies of Administrative Agent or Buyers, Administrative Agent and Buyers, shall have the right of set-off set forth in Section 26 hereof.

(ix) Administrative Agent and Buyers shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between any Buyer and Seller or Administrative Agent, Buyer and Seller exercisable upon ten (10) days notice from Administrative Agent to Seller. Without limiting the generality of the foregoing, Administrative Agent and Buyers shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s or any Subsidiary of Guarantor’s obligations to Administrative Agent, Buyers, or their Affiliates, whether under this Agreement or under any other agreement between Seller or any Subsidiary of Guarantor and a Buyer or Administrative Agent, on behalf of Buyers, or between Seller and any Affiliate of of any Buyer or Administrative Agent, on behalf of Buyers, or otherwise, whether or not such obligations are then due, without prejudice to Administrative Agent’s or any Buyer’s, right to recover any deficiency.

(x) Administrative Agent and each Buyer shall at any time have the right, in each case until such time as Administrative Agent, on behalf of Buyers, determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Administrative Agent, on behalf of Buyers, would otherwise be obligated to pay, remit or deliver to Seller hereunder if a Default or an Event of Default has occurred.

(xi) For the avoidance of doubt, Administrative Agent, on behalf of Buyers, shall have no obligation to review or purchase any Eligible Asset during the continuance of an Event of Default.

15.
Single Agreement

Administrative Agent, on behalf of Administrative Agent, on behalf of Buyers, and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Administrative Agent, on behalf of Buyers, and Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

16.
Notices and Other Communications

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email (with confirmation of receipt by the receiving party); provided that, other than email notices with respect to communications under this Agreement related to (1) deliveries in connection with Administrative Agent, on behalf of Buyers, due diligence inspections of the Purchased Assets, (2) requests for Transactions (including Future Advance Purchases, (3) notices of partial prepayments or draws on Margin Excess (including Future Advance Purchases), (4) the delivery of Confirmations, (5) notices of early repurchases, (6) deliveries of financial statements or other reporting required under this Agreement and (7) notices requesting consent for Significant Modifications, which will not require any further notice upon confirmation of receipt by the receiving party, that such email notice must also be delivered by one of the means set forth in clauses (a), (b) or (c) above, to the addresses specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (iv) in the case of email, upon receipt of confirmation or receipt; provided that such emailed notice is also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat such notice as having been properly given. Notwithstanding the foregoing, notices pursuant to Section 4 hereof may be sent by electronic mail to the email addresses set forth on Annex I attached hereto; provided that such notice delivered by email shall be deemed to be given only upon receipt of confirmation of receipt by the receiving party.

17.
Non-Assignability
(a)
The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Administrative Agent, on behalf of Buyers. Any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent shall be null and void, ab initio.
(b)
Any Buyer, may at any time, without the consent of Seller, Pledgor or Guarantor, sell participations in up to one hundred percent (100%) (in the aggregate, in one or more Transactions, including any assignments under Section 17(c)) of such Buyer’s, rights and/or obligations under the Transaction Documents (any such holder of a participation, a “Participant”); provided that, so long as no Event of Default has occurred and is continuing, (i) no Buyer shall participate any portion of its rights and obligations under the Transaction Documents to any Person that is a Prohibited Transferee, (ii) Administrative Agent and such Buyer’s obligations and Seller’s rights and obligations under the Transaction Documents shall remain unchanged, (iii) Administrative Agent shall retain sole decision-making authority under the Transaction Documents (subject to the terms of any Co-Buyer Agreement; provided, that any such Co-Buyer agreement shall provide that (x) Administrative Agent in its sole discretion shall determine whether an Eligible Asset is acceptable and the related Applicable Spread and Purchase Percentage thereof and (y) MSBNA in its sole discretion shall determine Margin Credit Event, a Margin Deficit or Margin Excess exists), (iv) Seller shall continue to deal solely and directly with Administrative Agent, on behalf of Buyers, in connection with Administrative Agent, on behalf of Buyers’ rights and obligations under the Transaction Documents (subject to any Co-Buyer Agreement), and (v) Administrative Agent or such Buyer shall notify Seller of such participation within five (5) Business Days’ thereof; provided, however, that such notice pursuant to this clause (v) shall be a courtesy only and any failure by Buyer to provide such notice shall have no impact on the effectiveness of such participation. Seller agrees to, and to cause Guarantors to cooperate, at no out-of-pocket expense to Seller with Buyers in connection with any such participation interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such sale.

(c)
Any Buyer may at any time, without the consent of Seller, Pledgor or Guarantor, sell and assign up to one hundred percent (100%) (in the aggregate, in one or more Transactions, and including any participation under Section 17(b)) of the rights and obligations of such Buyer, under the Transaction Documents. From and after the effective date of such assignment, such assignee shall be a party and, to the extent provided in such assignment agreement, have the rights and obligations of such Buyer under the Transaction Documents with respect to the percentage and amount of the Repurchase Price allocated to it; provided that, so long as no Event of Default has occurred and is continuing, (i) no Buyer shall sell or assign any of its rights and obligations under the Transaction Documents to any Person that is a Prohibited Transferee, (ii) Seller shall continue to deal solely and directly with Administrative Agent, on behalf of Buyers, in connection with such Buyer’s, rights and obligations under the Transaction Documents, (iii) Administrative Agent shall retain sole decision-making authority under the Transaction Documents (subject to the terms of any Co-Buyer Agreement; provided, that any such Co-Buyer agreement shall provide that (x) Administrative Agent in its sole discretion shall determine whether an Eligible Asset is acceptable and the related Applicable Spread and Purchase Percentage thereof and (y) MSBNA in its sole discretion shall determine Margin Credit Event, a Margin Deficit or Margin Excess exists), and (iv) Administrative Agent or such Buyer shall notify Seller of such assignment within five (5) Business Days’ thereof; provided, however, that such notice pursuant to this clause (iv) shall be a courtesy only and any failure by Buyer to provide such notice shall have no impact on the effectiveness of such assignment. Seller agrees to, and to cause Guarantors to cooperate, at no out-of-pocket expense to Seller with such Buyer in connection with any such sale or assignment and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such sale.
(d)
As long as an Event of Default shall have occurred and be continuing, Administrative Agent and any Buyer, may assign, participate or sell its rights and obligations under the Transaction Documents and/or any Transaction to any Person without prior notice to Seller and without regard to the limitations set forth in Section 17(b) and Section 17(c) above. From and after the date Administrative Agent or such Buyer, is no longer a party to this Agreement, Administrative Agent or such Buyer, as applicable, shall have no obligation to act as agent or to make decisions under this Agreement.
(e)
Administrative Agent, acting solely for this purpose as an agent of Seller, shall maintain at one of its offices in the United States a copy of each assignment and a register for the recordation of the names and addresses of each Buyer and any assignees, and their respective ownership rights in the Transactions, Purchased Assets or other interests under this Agreement (as the same may be modified by any Co-Buyer Agreement) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each of Seller, Administrative Agent and Buyers, and their respective assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement. The Register shall be available for inspection by Seller and Buyers, at any reasonable time and from time to time upon reasonable prior notice. Each assignee shall timely provide Seller and Administrative Agent with such forms as may be required pursuant to Section 3(r) hereof.
(f)
Each Buyer that sells a participation, shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the ownership rights of each participant in the Transactions, Purchased Assets or other interests under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Buyer, shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any participant shall timely provide its participating Buyer with such forms as may be required to establish such participant’s status for U.S. withholding tax purposes.

(g)
Any participant or assignee shall not be entitled to receive any greater payment under Sections 3(q) or (s), with respect to any rights obtained through a sale, assignment, participation or otherwise under this Section 17, than the applicable Buyer would have been entitled to receive; except to the extent such entitlement to receive a greater payment results from a change in Requirement of Law that occurs after the participant acquired the applicable participation.
(h)
Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.
(i)
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or prohibit any Buyer from pledging its interest in the Purchased Assets hereunder to a Federal Reserve Bank in support of borrowings made by such Buyer from such Federal Reserve Bank; provided, however, no such pledge shall release such Buyer, as the case may be, from any of its obligations hereunder or substitute any such pledgee for such Buyer, as the case may be, as a party hereto.
18.
Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; ETC.
(a)
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.
(b)
Each party irrevocably and unconditionally submits to the non‑exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(c)
To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(d)
EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE AND IRREVOCABLY CONSENTS TO THE SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS RESPECTIVE ADDRESS SPECIFIED HEREIN. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 18 SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR BUYERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR BUYERS TO BRING ANY

ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.
(e)
EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
19.
No Reliance; Disclaimers
(a)
Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:
(i)
It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.
(ii)
It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.
(iii)
It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.
(iv)
It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.
(v)
It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.
(b)
Each determination by Administrative Agent, on behalf of Buyers, of the Market Value with respect to each New Asset or Purchased Asset or the communication to Seller of any information pertaining to Market Value under this Agreement shall be made in Administrative Agent’s sole discretion, subject to the following disclaimers:
(i)
Administrative Agent, on behalf of Buyers, has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Administrative Agent, on behalf of Buyers. Administrative Agent, on behalf of Buyers, has not made any independent inquiry of any aspect of the New Assets or Purchased Assets or the underlying collateral. Administrative Agent, on behalf of Buyers, view is based on economic, market and other conditions as in effect on, and the information made available to Administrative Agent, on behalf of Buyers, as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.
(ii)
Market Value determinations and other information provided to Seller constitute a statement of Administrative Agent, on behalf of Buyers, view of the value of one or more loans or other assets at a particular point in time and does not (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Administrative Agent, any Buyer, or any Affiliate thereof to make such a bid, or (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.
(iii)
Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.
(iv)
Market Value determinations and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Administrative Agent, on behalf of Buyers, which consent of Administrative Agent, on behalf of Buyers, may withhold or delay in its sole and absolute discretion.
(v)
Administrative Agent makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller. Administrative Agent shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller, including as a result of any act of gross negligence or breach of any warranty.
(vi)
Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are only indicative of the initial Market Value of the New Asset submitted to Administrative Agent, on behalf of Buyers, for consideration thereunder, and may change without notice to Seller prior to, or subsequent to, the transfer by Seller of the New Asset pursuant to Section 3(f) hereof. No indication is provided as to Administrative Agent’s expectation of the future value of such Purchased Asset or the underlying collateral.
(vii)
Initial Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.
20.
Indemnity and Expenses

(a) Seller hereby agrees to hold Administrative Agent, Buyers, and their respective Affiliates and each of their respective officers, directors and employees (the “Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs and expenses (including attorneys’ fees and disbursements and any and all servicing and enforcement costs incurred with respect to the Purchased Assets) or disbursements (all of the foregoing, collectively, “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or Real Estate Settlement Procedures Act, that, in each case, results from anything other than the gross negligence or willful misconduct of an Indemnified Party. In any suit, proceeding or action brought by Administrative Agent or any Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset Documents, Seller will save, indemnify and hold Administrative Agent and Buyers harmless from and against all expenses, loss or damage suffered by Administrative Agent and Buyers by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel. This Section 20(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from any action taken in connection with this Agreement or any Transaction Documents, including, but not limited to, the payment of any Repurchase Price, Price Differential, Principal Payment, Income or any other payment or fees. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller. This Section 20 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Seller agrees to pay as and when billed by Administrative Agent or any Buyer (i) all Indemnified Amounts provided in Section 20(a), (ii) all of the costs and expenses incurred by Administrative Agent, on behalf of Buyers, in connection with the development, preparation and execution of, and any amendment, supplement or modification to this Agreement and the other Transaction Documents or any other documents prepared in connection herewith or therewith including without limitation all the fees, disbursements and expenses of counsel to Administrative Agent and any Buyer,(iii) all of the costs and expenses incurred in connection with the consummation and administration of the Transactions contemplated hereby and thereby including without limitation all the fees, disbursements and expenses of counsel to Administrative Agent and any Buyer, (iv) all costs and expenses contemplated by Section 14(b)(v) and (v) all the Diligence Fees (collectively, “Transaction Costs”).

21.
Due Diligence

Seller acknowledges that Administrative Agent, on behalf of Buyers, has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or determining or re-determining the Asset Base Component for purposes of Section 4 of this Agreement, or otherwise, and Seller agrees that Administrative Agent, on behalf of Buyers, at its option, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Assets, including, without limitation, ordering new credit reports and Appraisals on the applicable collateral and otherwise regenerating the information used to originate such Purchased Assets. Upon reasonable prior notice to Seller, Administrative Agent, on behalf of Buyers, or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to any Purchased Asset in the possession or under the control of Seller, any servicer or sub-servicer and/or Custodian. Seller also shall make available to Administrative Agent, on behalf of Buyers, a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files, the Servicing Records and the Purchased Assets. Seller agrees to cooperate in all reasonable respects with Administrative Agent, on behalf of Buyers, and any third party underwriter designated by Administrative Agent or any Buyer in connection with such underwriting, including, but not limited to, providing Administrative Agent, on behalf of Buyers, and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of such Seller. Subject to Section 12(g)(viii), Seller agrees to reimburse Administrative Agent, on behalf of Buyers, for any and all attorneys’ fees, costs and expenses incurred by Administrative Agent, on behalf of Buyers, in connection with continuing due diligence on Eligible Assets and Purchased Assets, including, without limitation, the Diligence Fees.

22.
Servicing

(a) The parties hereto agree and acknowledge that the Purchased Assets will be sold by Seller to Administrative Agent, on behalf of Buyers, on a servicing released basis. In furtherance of the foregoing, Seller and Administrative Agent, on behalf of Buyers, hereby agree and confirm that from and after the date hereof, only such Servicing Agreements that have been approved by Administrative Agent, on behalf of Buyers, shall govern the servicing of the Purchased Assets and any prior agreement between Seller and any other Person or otherwise with respect to such servicing is hereby superseded in all respects. Provided that Administrative Agent shall have received a duly executed Servicer Acknowledgment from Servicer, prior to an Event of Default, Seller may retain Servicer, on behalf of Administrative Agent, to service the Purchased Assets for the benefit of or on behalf of Administrative Agent, on behalf of Buyers; provided, however, that the obligation of Servicer to service any Purchased Asset for the benefit of or on behalf of Administrative Agent, on behalf of Buyers, as aforesaid shall cease upon the repurchase of such Purchased Asset by Seller in accordance with the provisions of this Agreement or as otherwise provided in the Servicer Acknowledgment.

(b) Seller agrees that, as between Seller and Administrative Agent, on behalf of Buyers, Administrative Agent, on behalf of Buyers, is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard any such Servicing Records in Seller’s possession and to deliver them promptly to Administrative Agent, on behalf of Buyers, or its designee (including Custodian) at Administrative Agent’s request.

(c) Seller shall not, and shall not provide consent to Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Administrative Agent, on behalf of Buyers, which approval shall be in Administrative Agent’s, sole discretion.

(d) Seller shall cause Servicer and any other sub-servicers engaged on behalf of Administrative Agent to execute a Servicing Agreement with Seller and Administrative Agent, on behalf of Buyers, or a Servicer Acknowledgment acknowledging Administrative Agent’s, on behalf of Buyers, interest in the Purchased Assets and the Servicing Agreement and agreeing that Servicer and any sub-servicer (if applicable) shall deposit all Income with respect to the Purchased Assets in the Blocked Account, all in such manner as shall be reasonably acceptable to Administrative Agent.

(e) To the extent applicable, Seller shall cause Servicer to permit Administrative Agent, on behalf of Buyers, to inspect Servicer’s servicing facilities for the purpose of satisfying such party that Servicer has the ability to service such Purchased Asset as provided in this Agreement.

(f) Administrative Agent, on behalf of Buyers, may, in its sole discretion if an Event of Default shall have occurred and be continuing, sell the Purchased Assets on a servicing released basis without payment of any termination fee or any other amount to Servicer. Upon the occurrence of an Event of Default hereunder, Administrative Agent, on behalf of Buyers, shall have the right immediately to terminate Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee.

23.
Treatment for Tax Purposes

It is the intention of the parties that, for U.S. federal, state and local income and franchise tax purposes, the Transactions constitute a debt financing secured by the Purchased Assets that does not give rise to or result in the treatment of Seller (or, so long as Seller is classified as a disregarded entity for U.S. federal income tax purposes, its regarded owner) and that Seller (or, so long as Seller is classified as a disregarded entity for U.S. federal income tax purposes, its regarded owner) is, and, so long as no Event of Default shall have occurred and be continuing and foreclosure remedies have not been completed by Buyers, will continue to be, treated as the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law or otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, Seller and Buyers agree to treat the Transactions as described in the preceding sentence for Tax purposes (including on any and all filings with any U.S. federal, state or local taxing authority) and agree to take no action inconsistent with this treatment. Furthermore, Buyer acknowledges that Seller intends to take the position that no Transaction or Transactions give rise to or results in the treatment of Seller or any Transaction or Transactions as a taxable mortgage pool (as defined in Section 7701(i) of the Internal Revenue Code).

24.
Intent

(a) The parties intend and acknowledge that this Agreement and each Transaction hereunder is a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.

(b) The parties intend and acknowledge that this Agreement and each Transaction hereunder is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code.

(c) The parties intend and acknowledge that the Guaranty is “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder, and therefore is itself a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.

(d) The parties intend and acknowledge that any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered “margin payments” or settlement payments” as such terms are defined in Sections 741(5) and 741(8) of the Bankruptcy Code or a transfer as defined under Section 101(54) of the Bankruptcy Code.

(e) The parties intend and acknowledge that the grants of security interests set forth in the Pledge Agreement and Section 6 that create the pledge of the Repurchase Assets, the other collateral specified in Sections 6(c), 6(d) or 6(f) and the Mezzanine Loan Repurchase Assets each constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

(f) The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g) Each party hereto recognizes and intends that this Agreement be and is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(h) Each party hereto agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Agreement or any Transaction hereunder as a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code.

(i) It is understood that, for so long as the non-defaulting party is a “financial institution,” “financial participant” or other entity listed in Sections 555, 561, 362(b)(6), 362(b)(27), 546(e) or 546(j) of the Bankruptcy Code, that party shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract” and a “master netting agreement.” Accordingly, such party’s (i) right to liquidate the Purchased Assets, Repurchase Assets, the other collateral specified in Sections 6(c), 6(d) or 6(f) and/or Mezzanine Loan Repurchase Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate, accelerate or terminate such Transaction and/or this Agreement as described in Bankruptcy Code Sections 555 and 561 of the Bankruptcy Code, (ii) right to offset or net out as set forth Section 26 is a contractual right as used in Sections 555 and 561 of the Bankruptcy Code, and, (iii) right to exercise these contractual rights shall not be subject to the automatic stay as set forth in Bankruptcy Code Sections 362(b)(6) or 362(b)(27). The parties also understand and agree that transfers made in connection with this Agreement are not subject to avoidance as set forth in Sections 546(e) and 546(j) of the Bankruptcy Code.

(j) The parties agree and acknowledge that the grant of setoff rights as set forth in Section 26 is a contractual right of setoff within the meaning of Section 553 of the Bankruptcy Code.

(k) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(l) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA). It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(m) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(n) The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Mortgage Loans under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents.

25.
Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

26.
Setoff Rights

Without limiting any other rights or remedies of Administrative Agent or Buyers, Administrative Agent and Buyers shall have the right, without prior notice to Seller, and any such notice being expressly waived by Seller to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness, claims, securities, collateral or other property, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Administrative Agent, Buyers, or any Affiliate thereof to or for the credit of the account of Seller to any obligations of Seller hereunder to Administrative Agent or Buyers. If a sum or obligation is unascertained, Administrative Agent, on behalf of Buyers, may estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. This Section 26 shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

27.
Administrative agent

(a) Agent for Buyers.

(i) Each of Seller and each Buyer hereby acknowledges and agrees that Administrative Agent has been appointed the Administrative Agent for the Transactions, and each Buyer hereby irrevocably authorizes and directs Administrative Agent to act as agent for and in the best interest of Buyers and to take such actions as Buyers are obligated or entitled to take under the provisions of this Agreement and the other Transaction Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. This Agreement is not intended to be, and shall not be construed to be, the formation of a partnership or joint venture between Administrative Agent and any Buyer. In performing its functions and duties under the Transaction Documents, Administrative Agent shall act solely as agent of Buyers and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for Seller.

(ii) The agency created pursuant hereto shall in no way impair or affect any of the rights and powers of, or impose any additional duties or obligations upon, any Buyer that becomes Administrative Agent in accordance with the provisions of this Agreement in its individual capacity as a Buyer. With respect to its interest in the Transactions, except as specifically provided in this Agreement, Administrative Agent shall have the same rights and powers hereunder as a Buyer and may exercise the same as though it were not performing the duties and functions delegated to it, as Administrative Agent, hereunder. The term “Buyers” or “Buyer” or any similar term shall, unless the context clearly otherwise indicates, include any Buyer that becomes Administrative Agent in accordance with the provisions of this Agreement in its individual capacity as a Buyer and not as Administrative Agent. Administrative Agent, Buyers and each of their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Seller or any of its Affiliates (in each case not related to the Transactions) as if it were not performing its duties as Administrative Agent or Buyer (as applicable) specified herein, and may accept fees and other consideration from Seller or its Affiliates for services in connection therewith and otherwise without having to account for the same to Administrative Agent or the other Buyers, as applicable.

(iii) In furtherance of the authorizations set forth in this Section 27, each Buyer hereby irrevocably appoints Administrative Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Buyer (i) to enter into Transaction Documents and any amendments or modifications thereof, (ii) to take action with respect to the Transactions and Transaction Documents to create, perfect, maintain, and preserve Administrative Agent’s, on behalf Buyers, Liens therein, (iii) to take action with respect to the Transactions and the Transaction Documents to transfer the Purchased Assets to Administrative Agent, on behalf of Buyers, and (iv) to execute instruments of release and terminations or to take other action necessary to release liens upon any Purchased Asset. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent’s power, as attorney, under this Agreement and the Transaction Documents. The powers and authorities herein conferred on Administrative Agent may be exercised by Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent (or any Person acting on behalf of Administrative Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section 27(a)(iii) to Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Transaction Documents remain in effect.

(iv) Each Buyer acknowledges and agrees that so long as no Event of Default has occurred and is continuing, notwithstanding anything to the contrary contained in any Co‑Buyer Agreement, Seller shall be entitled to deal with Administrative Agent as the exclusive representative of Buyers on all matters relating to the Transactions, this Agreement and each of the other Transaction Documents, and, subject to the terms hereof and the terms of the Co-Buyer Agreement, each Buyer shall be bound by the acts of Administrative Agent with respect to the Transactions.

(b) Administrative Agent Standard of Care. Administrative Agent shall administer and service its obligations under this Agreement and the other Transaction Documents, and shall make such decisions and take such actions as it shall in its reasonable judgment deem necessary, desirable or appropriate in connection therewith, in each case consistent with the Standard of Care.

(c) Return of Certain Payments.

(i) Each Buyer (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Buyer that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Buyer (any of the foregoing, a “Erroneous Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Erroneous Payment Recipient (whether or not known to such Erroneous Payment Recipient) (whether as a payment, prepayment or repayment of any Repurchase Price, Price Differential, Principal Payment, Income, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Erroneous Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Erroneous Payment Recipient under this Article 27(c) shall be conclusive, absent manifest error.

(ii) Without limitation of clause (i) above, each Erroneous Payment Recipient further acknowledges and agrees that if such Erroneous Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Erroneous Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Erroneous Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(iii) Any Payment required to be returned by an Erroneous Payment Recipient under this Article 27(c) shall be made in immediately available funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Erroneous Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the federal funds rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Erroneous Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(iv) Seller, Guarantor and Pledgor hereby agrees that (x) in the event any Payment (or portion thereof) is not recovered from any Buyer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Buyer with respect to such amount and (y) the receipt by any Erroneous Payment Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Repurchase Obligations owed to such Buyer by Seller, Guarantor or Pledgor.

(d) Ratable Share. The liabilities of each Buyer under this Agreement and the other Transaction Documents shall be several and not joint, no Buyer shall be responsible for the obligations of any other Buyer, and each Buyer shall be liable to Seller only for its respective pro rata share of the Transactions. Notwithstanding anything to the contrary herein, all indemnities by Seller and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Buyer in accordance with its share of the Transactions.

(e) Co-Buyer Agreement. Seller hereby acknowledges and agrees that Buyer and Administrative Agent may at any time and from time to time enter into one or more Co-Buyer Agreements governing the relationship among the parties thereto. Seller acknowledges and agrees that Administrative Agent’s discretion under this Agreement or the other Transaction Documents shall be subject to the limitations in any such Co-Buyer Agreements, including the requirement that Administrative Agent obtain approval of Buyer prior to granting certain consents or approvals or taking certain actions under this Agreement and under the other Transaction Documents. Any Co-Buyer Agreements are intended and will be solely for the benefit of Administrative Agent and the applicable parties thereto, and Seller acknowledges and agrees that neither Seller, Guarantor nor any Affiliate of Seller or Guarantor shall be a third-party beneficiary (intended or otherwise) of any of the provisions therein, or have any rights thereunder or be entitled to rely on any of the provisions contained therein. Neither Administrative Agent nor Buyer shall have any obligation to provide a copy of any Co-Buyer Agreement to Seller, Guarantor or any Affiliate of Seller or Guarantor or to disclose to Seller, Guarantor or any Affiliate of Seller or Guarantor the contents of any Co-Buyer Agreement. Administrative Agent and Buyers acknowledge and agree that neither Seller, Guarantor nor any Affiliate of Seller or Guarantor shall have any liabilities, obligations or duties of any kind with respect to any Co-Buyer Agreement, nor any of the provisions contained therein. The obligations of Seller, Guarantor and Pledgor under the Transaction Documents are and will be independent of any Co-Buyer Agreement and shall remain unmodified by the provisions thereof (although Seller acknowledges that with respect to certain approvals, calculations and other decisions hereunder and subject to the Fee Letter, any Co-Buyer Agreement may require Administrative Agent to consult with or receive the approval of Buyer prior to providing its own approval or determination regarding the same).

(f) Successor Administrative Agents. Administrative Agent may resign as Administrative Agent under the Transaction Documents upon notice to Buyers and Seller. If Administrative Agent shall resign or be removed by Buyers, then Buyers shall appoint a successor Administrative Agent; provided that such successor Administrative Agent meets the applicable “know your customer” requirements of the Servicer and Custodian. The term “Administrative Agent” shall mean each such successor Administrative Agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Transaction Documents or successors thereto. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of the Transaction Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under the Transaction Documents. In no event shall there be more than one Administrative Agent hereunder.

28.
Miscellaneous

(a) The Transaction Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (including, without limitation, all contents of any Preliminary Due Diligence Package and all financial and reporting information delivered pursuant to Section 12(g)), are proprietary to Administrative Agent and Buyers, and shall be held by each party hereto in strict confidence and shall not be disclosed to any third party without the consent of the other parties hereto, except for (i) disclosure to Seller’s Affiliates, directors, attorneys, agents or accountants and potential or existing investors in Guarantor or its Affiliates and Subsidiaries (to the extent that such investors have entered into non-disclosure agreements with Guarantor or its Affiliates or Subsidiaries) (the “Representatives”); provided that Seller shall (A) inform each of its Representatives receiving any Transaction Documents of the confidential nature of the Transaction Documents, (B) direct its Representatives to treat the Transaction Documents confidentially, and (C) be responsible for any improper use of the Transaction Documents by Seller or its Representatives or (ii) upon prior written notice to Administrative Agent (if permitted by law), disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) upon prior written notice to Administrative Agent (if permitted by law), disclosure to any Approved Hedge Counterparty to the extent necessary to obtain any Hedging Transaction hereunder or (iv) any disclosures or filing required under SEC or state securities’ laws; provided that, in the case of disclosure by any party pursuant to the foregoing clauses (ii), (iii) and (iv), Seller shall provide Administrative Agent with prior written notice to permit Administrative Agent or any Buyer to seek a protective order to take other appropriate action; provided further that, in the case of clause (iv), Seller shall not file any of the Transaction Documents other than this Agreement with the SEC or state securities office unless Seller shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Administrative Agent. Seller shall cooperate in Administrative Agent’s or any Buyer’s, efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Transaction Documents. If, in the absence of a protective order, Seller or any of its Representatives is compelled as a matter of law to disclose any such information, Seller may disclose to the party compelling disclosure only the part of the Transaction Documents as is required by law to be disclosed (in which case, prior to such disclosure, Seller shall advise and consult with Administrative Agent or any Buyer, and its counsel as to such disclosure and the nature and wording of such disclosure) and Seller shall use its best efforts to obtain confidential treatment therefor. Administrative Agent and Buyers acknowledge that this Agreement may be filed with the SEC; provided that Seller shall redact any pricing and other confidential provisions, including, without limitation, the amount of any, Annual Fee, Funding Fee, Exit Fee, Applicable Spread and Purchase Percentage from such filed copy of this Agreement to the extent permitted to do so by the SEC or such state authority.

(b) Seller shall, with respect to all Purchased Assets, comply with the applicable provisions of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) and any applicable state and local privacy laws pursuant to the GLB Act for financial institutions and applicable state and local privacy laws. Seller agrees to hold Administrative Agent, Buyers, and their respective Affiliates and each of its officers, directors and employees (each, a “GLB Indemnified Party”) harmless from and indemnify any GLB Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such GLB Indemnified Party relating to or arising out of Seller’s violation of the GLB Act or any applicable state or local privacy laws with respect to the Purchased Assets.

(c) No express or implied waiver of any Event of Default by Administrative Agent shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Administrative Agent shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by Seller and Administrative Agent, on behalf of Buyers (in accordance with the Co-Buyer Agreement).

(d) Time is of the essence under the Transaction Documents and all Transactions thereunder, and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(e) All rights, remedies and powers of Administrative Agent or any Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Administrative Agent or any Buyer, whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Administrative Agent and each Buyer, shall have all rights and remedies of a secured party under the UCC and any other applicable law.

(f) This Agreement and the Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. This Agreement and the Transaction Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement and any Transaction Document. Each party to this Agreement (a) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (b) accepts the Electronic Signature of each other party to this Agreement and any Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (i) the signing party’s manual signature on a signature page, converted by the signing party (or its agent) to facsimile or digital form (such as a .pdf file) and received from the customary email address or customary facsimile number of the signing party (or its counsel or representative), or other mutually agreed-upon authenticated source; or (ii) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this paragraph shall, for the avoidance of doubt, be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, or any other state law.

(g) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(h) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i) This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(j) Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(k) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(l) Unless the context otherwise requires, whenever the words “including”, “include”, or “includes” are used herein, they shall be deemed to be followed by the phrase “without limitation”.

[SIGNATURES COMMENCE ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ADMINISTRATIVE AGENT:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company

By:	/s/ Evan Hershy
Name: Evan Hershy
Title: Authorized Signatory

BUYER:

MORGAN STANLEY BANK, N.A.,
a national banking association

By:	/s/ Anthony Preisano
Name: Anthony Preisano
Title: Authorized Signatory

SELLER:

FCR MS SELLER LLC, a Delaware limited liability company

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Annex I

Notice INSTRUCTIONS

ADMINISTRATIVE AGENT:	Morgan Stanley Mortgage Capital Holdings LLC 1585 Broadway, 25th Floor New York, New York 10036 Attention: Anthony Preisano Telephone: [***] Fax: [***] Email: [***]

with a copy to:	Morgan Stanley Bank, N.A. One Utah Center, 201 South Main Street Salt Lake City, Utah 84111

and to:	Morgan Stanley Bank, N.A. 1 New York Plaza, 41st Floor New York, New York 10004 Attention: Marifel Sena Telephone: [***] Email: [***]

and to:	Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attention: Daniel L. Stanco Telephone: [***] Email: [***]

SELLER	FCR MS Seller LLC c/o Fortress Credit Realty Income Trust 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: David Scheible Telephone: [***] E-mail: [***]

with a copy to:	FCR MS Seller LLC c/o Fortress Credit Realty Income Trust 1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Jonathan Horowitz Telephone: [***] E-mail: [***]

Annex I - 1

and to:	FCR MS Seller LLC c/o Fortress Investment Group 1345 Avenue of the Americas, 46th Floor New York, New York 10105 Attention: General Counsel – Credit Funds Fax Number: [***] E-mail: [***]

and to:	FCR MS Seller LLC c/o Fortress Investment Group, LLC 4550 Travis Street Dallas, Texas 75205 Attention: Roman Starsky Telephone: [***] Email: [***]

and to:	FCR MS Seller LLC c/o Fortress Investment Group, LLC 4550 Travis Street Dallas, Texas 75205 Attention: David Moson Email: [***]

with a copy to:	Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Attention: Brian Krisberg, Esq. Telephone: [***] Email: [***]

Annex I - 2

Annex II

Wiring Instructions

Payments to Administrative Agent: Payments to Administrative Agent, on behalf of Buyers, under this Agreement shall be made by transfer, via wire transfer, to the following account of Administrative Agent, on behalf of Buyers:

Bank Name: [***]

Location: [***]

ABA #: [***]

Account #: [***]

Account Name: [***]

Ref: [***]

Administrative Agent, on behalf of Buyers, may consider on a case-by-case-basis in its sole and absolute discretion alternative funding arrangements.

Payments to Seller: Payments to any Seller under this Agreement shall be made by transfer, via wire transfer, to the following account of Seller:

Bank Name: [***]

Location: [***]

ABA #: [***]

Account #: [***]

Account Name: [***]

Annex II